UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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Lear Corporation

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21557 Telegraph Road
Southfield, Michigan 48033

March 17, 2008

Dear Fellow Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2008 Annual Meeting of Stockholders to be held on May 8, 2008, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters at 21557 Telegraph Road, Southfield, Michigan 48033.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Lear from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report this year under the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials and lower the cost and environmental impact of our annual meeting. On or about March 19, 2008, we will mail to our stockholders a notice containing instructions on how to access our proxy materials. The proxy statement includes instructions on how you can receive a paper copy of the proxy materials.

You are being asked at the annual meeting to elect directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, consider one stockholder proposal (if presented at the meeting) and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning the proxy card provided. Instructions regarding all three voting methods are contained on the proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert E. Rossiter
Chairman, Chief Executive Officer and President

This proxy statement is dated March 17, 2008, and is first being made available to stockholders electronically via the Internet on or about March 19, 2008.

LEAR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 8, 2008
10:00 a.m., Eastern Time

To the Stockholders of Lear Corporation:

The 2008 Annual Meeting of Stockholders will be held on May 8, 2008, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters at 21557 Telegraph Road, Southfield, Michigan 48033. The purpose of the meeting is to:

1.	elect three directors;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008;

3.	consider one stockholder proposal, if presented at the meeting; and

4.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 14, 2008. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares over the Internet, via the toll-free telephone number or by completing, signing and dating the proxy card, as described in the enclosed materials. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy by telephone, Internet or mail. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Terrence B. Larkin
Senior Vice President, General Counsel and Corporate Secretary

     March 17, 2008

ii

LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48033

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at Lear Corporation’s Corporate Headquarters at 21557 Telegraph Road, Southfield, Michigan 48033, on May 8, 2008, at 10:00 a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 14, 2008.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules recently adopted by the United States Securities and Exchange Commission (the “SEC”), Lear is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On or about March 19, 2008, we will mail to our stockholders a notice (the “Notice”) containing instructions on how to access and review this proxy statement and our annual report. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address.

Agenda

The agenda for the meeting is to:

1.	elect three directors;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008;

3.	consider one stockholder proposal, if presented at the meeting; and

4.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Proxy Solicitation

Lear’s Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $6,500, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. We have requested that banks, brokers and other custodian nominees and fiduciaries supply, at our expense, proxy materials to the beneficial owners of our common stock.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 7, 2008.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR our Board’s nominees named on the proxy card, FOR the ratification of the appointment of our independent registered public accounting firm, and AGAINST the approval of the stockholder proposal, if presented.

We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Terrence B. Larkin, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Outstanding Shares

On the record date, there were approximately 77,164,688 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes (as described below under “— Required Vote”) are counted for purposes of determining whether a quorum is present.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

Required Vote

Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the three individuals who receive the highest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes.

For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Abstentions on any matter other than the election of directors will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items.

Shares Held Through a Bank, Broker or Other Nominee

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal Nos. 1 and 2) but may not be permitted to exercise voting discretion with respect to non-routine matters (Proposal No. 3). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1 (election of directors) and Proposal No. 2 (ratification of auditors), your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposal, if presented at the meeting, your shares will not be voted on such proposal. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

Notice to Participants in the Lear Corporation Salaried Retirement Program and Lear Corporation Hourly Retirement Savings Plan (the “Plans”)

The Northern Trust Company (the “Trustee”) serves as trustee under the Lear Corporation Retirement Savings Trust Salaried Plan and the Lear Corporation Retirement Savings Trust Hourly Plan (collectively, the “Trusts”). If you are a participant in one of the Plans, you have the right to direct the Trustee to vote the shares of Lear Corporation held in your account(s), subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Trustee will vote shares of Lear Corporation for which no direction is received (“Undirected Shares”), in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with ERISA. Under the Plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. You may direct the Trustee to vote these shares in accordance with your instructions by voting by telephone, Internet or completing, signing and returning the proxy card, as described in this proxy statement.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

The Board currently consists of three classes. Prior to this year’s Annual Meeting, one class of directors was elected at each annual meeting of stockholders to serve a three-year term. In July 2007, our Certificate of Incorporation was amended to begin declassifying the Board. As a result of the amendment, directors elected at the 2008 Annual Meeting of Stockholders, and each annual meeting of stockholders thereafter, will hold office until their successors are elected at the next-succeeding annual meeting of stockholders. Directors not up for election this year will continue in office for the remainder of their terms.

The Nominating and Corporate Governance Committee has nominated Mr. Vincent J. Intrieri, Mr. Conrad L. Mallett, Jr. and Mr. Robert E. Rossiter to stand for election to the Board. The Board has determined that Mr. Intrieri and Mr. Mallett are independent directors under the NYSE listing requirements and our director independence guidelines. Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all nominees.

All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.

Nominees For Terms Expiring at the 2009 Annual Meeting

Vincent J. Intrieri	Age: 51

Mr. Intrieri has been a director of Lear since November 2006. Since July 2006, he has been a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since January 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of ARI. Since April 2003, Mr. Intrieri has been Chairman of the Board of Directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Mr. Intrieri also serves on the boards of directors of the following companies: National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; WestPoint International, Inc., a manufacturer of bed and bath home fashion products; and Federal-Mogul Corporation, a supplier of automotive products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a BS in Accounting from The Pennsylvania State University.

Conrad L. Mallett, Jr.	Age: 54

Justice Mallett, who has been a director of Lear since August 2002, has been the President and CEO of Sinai-Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center since March 2003. Previously, he served as President and General Counsel of Hawkins Food Group LLC from April 2002 to March 2003, and Transition Director for Detroit Mayor Kwame M. Kilpatrick and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield,

Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallett also serves as a General Board Member of the Metropolitan Detroit YMCA.

Robert E. Rossiter	Age: 62

Mr. Rossiter is our Chairman, Chief Executive Officer and President. Mr. Rossiter has served as our President since August 2007, Chief Executive Officer since October 2000, as our President from 1984 until December 2002 and as our Chief Operating Officer from 1988 until April 1997 and from November 1998 until October 2000. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 until November 1998. Mr. Rossiter has been a director of Lear since 1988.

YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND BENEFICIAL OWNERSHIP

Directors

Set forth below is a description of the business experience of each of our directors other than Messrs. Intrieri, Mallett and Rossiter, whose biographies are set forth above. The term of Mr. Vandenberghe expires at this year’s Annual Meeting, and he is not standing for re-election due to his expected retirement from Lear on May 31, 2008. The terms of Messrs. Fry, Spalding, Stern and Wallace expire at the annual meeting in 2009 and, because of the declassification of our Board, the terms of all our directors will expire at the annual meeting in 2010.

David E. Fry	Age: 65

Dr. Fry, who has been a director of Lear since August 2002, had served as the President and Chief Executive Officer of Northwood University, a university of business administration with campuses in Midland, Michigan, Dallas, Texas and Palm Beach, Florida, from 1982 until early 2006 and is now President Emeritus. Dr. Fry also serves as a director of Decker Energy International. Dr. Fry is also a director and member of the executive committee of the Automotive Hall of Fame and past Chairman of the Michigan Higher Education Facilities Authority.

Larry W. McCurdy	Age: 72

Mr. McCurdy has been a director of Lear since 1988. In July 2000, Mr. McCurdy retired from Dana Corporation, a motor vehicle parts manufacturer and aftermarket supplier, where he served as President, Dana Automotive Aftermarket Group, since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a motor vehicle parts manufacturer, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of Mohawk Industries, Inc., as well as the non-executive Chairman of Affinia Group Inc., a privately-held supplier of aftermarket motor vehicle parts.

Roy E. Parrott	Age: 67

Mr. Parrott has been a director of Lear since February 1997. In January 2003, Mr. Parrott retired from Metaldyne Corporation where he served as President of Business Operations since December 2000. Metaldyne Corporation, an integrated metal solutions supplier, purchased Simpson Industries, Inc. in December 2000. Previously, Mr. Parrott was the Chief Executive Officer of Simpson Industries, Inc. from 1994 to December 2000 and Chairman of Simpson Industries, Inc. from November 1997 to December 2000. In January 2007, Mr. Parrott completed his term as Chairman of the Board of Michigan Biotechnology Institute (M.B.I.), a non-profit corporation dedicated to the research and commercial development of physical science technologies, a position which he held since June 2005. Mr. Parrot continues to serve as a director of M.B.I.

David P. Spalding	Age: 53

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding is the Vice President of Alumni Relations for Dartmouth College, a position he has held since October 2005. Prior to joining Dartmouth College, Mr. Spalding was a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding also serves as a director for AMTROL Holdings, Inc., and he is the chairman of the investment committee of the Make-A-Wish Foundation of Metro New York.

James A. Stern	Age: 57

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman of The Cypress Group L.L.C., a private equity fund manager, a position he has held since 1994. He is also a director of Affinia Group Inc. and Cooper-Standard Automotive, Inc.

James H. Vandenberghe	Age: 58

Mr. Vandenberghe is our Vice Chairman, a position he has held since November 1998. Mr. Vandenberghe also served as our Vice Chairman and Chief Financial Officer from March 2006 until September 2007, our President and Chief Operating Officer — North American Operations from April 1997 until November 1998, our Chief Financial Officer from 1988 until April 1997 and as our Executive Vice President from 1993 until April 1997. Mr. Vandenberghe has been a director of Lear since 1995 and intends to retire from the Board on the date of the Annual Meeting. Mr. Vandenberghe also serves as a director of DTE Energy Company and Federal-Mogul Corporation.

Henry D.G. Wallace	Age: 62

Mr. Wallace has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions, most recently as Group Vice President, Mazda & Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc., Diebold, Inc. and Hayes-Lemmerz International, Inc.

Richard F. Wallman	Age: 57

Mr. Wallman has been a director of Lear since November 2003. Mr. Wallman has more than 25 years of executive-level operations and financial oversight experience, most recently as Senior Vice President and Chief Financial Officer of Honeywell International, Inc. from 1999 to 2003 and of its predecessor, AlliedSignal, Inc., from 1995 to 1999. He has also held positions with International Business Machines Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman also serves as a director of Hayes-Lemmerz International, Inc., Ariba, Inc., Roper Industries, Inc. and Convergys Corporation.

Board Information

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

Board Meetings

In 2007, our full Board held eighteen (18) meetings. In addition to our full Board meetings, our directors attend meetings of permanent committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2007, our annual meeting of stockholders was convened on July 12, 2007 and immediately adjourned. The meeting was reconvened on July 16, 2007. All but one of our directors attended the annual meeting of stockholders held on July 16, 2007, and our directors were not required to attend the July 12 meeting that was immediately adjourned.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines and the listing standards of the NYSE, our non-management directors meet regularly in executive sessions of the Board without management present. Our non-management directors have elected Larry W. McCurdy as the Presiding Director of such non-management sessions of our Board.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Presiding Director and non-management directors) through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: General Counsel. Lear’s General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board Committees or that he otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.

Communications of a confidential nature can be made directly to Lear’s non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Presiding Director. Any submissions to the Audit Committee or the Presiding Director should be marked confidential and addressed to the Chairman of the Audit Committee or the Presiding Director, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. The submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Presiding Director in the investigation of such matter.

Audit Committee

In 2007, the Audit Committee, which held nine (9) meetings during the year, consisted of Messrs. McCurdy, Stern, Wallace and Wallman, all of whom were non-employee directors and currently remain members of the committee. Mr. McCurdy served as the Chairman of the Audit Committee until August 2007, at which time Mr. Wallace became the Chairman. The Board has determined that all of the current members of the Audit Committee are independent as defined in the listing standards of the NYSE and that all such members are financially literate. In addition, the Board has determined that Messrs. McCurdy, Wallace and Wallman are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can be a member to three or less without approval of the Board. For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report” on page 55. The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Compensation Committee

The Compensation Committee held eight (8) meetings during 2007 and executed one (1) written consent. The Compensation Committee consisted of Messrs. Mallett, McCurdy, Parrott, Spalding and Wallman, all of whom were non-employee directors. Mr. Spalding served as the Chairman of the Compensation Committee. Mr. McCurdy served on the Compensation Committee until August 2007, when Mr. Parrott was appointed to the committee. All other members served on the committee the entire year. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to the Company’s stockholders in the annual proxy statement. The Board has determined that all of the current members of the Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. The Company’s human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. The Company’s human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all awards to executive officers. Under the Company’s equity award policy, an aggregate equity award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

The Compensation Committee has retained Towers Perrin as its independent compensation consultant. The consultant reports directly to the committee as requested, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Towers Perrin has assisted the committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, evaluation of long-term incentive grant strategy and compilation and review of total compensation data and tally sheets (including data for certain termination and change in control scenarios) for certain of the Company’s Named Executive Officers. As part of this process, the committee also reviewed a comprehensive global survey of peer group companies which was compiled by Towers Perrin in 2006 and is generally compiled every two years. In 2007, Towers Perrin also prepared a survey of peer group companies with respect to executive officer compensation amounts and trends.

Executive Committee

The Executive Committee currently consists of Messrs. McCurdy, Rossiter, Spalding, Stern and Wallace, with Mr. Stern serving as Chairman. The Executive Committee meets, as needed, during intervals between meetings of our Board and may exercise certain powers of our Board relating to the general supervision and control of the business and affairs of the Company. In 2007, the Executive Committee held one (1) meeting and executed one (1) written consent.

Nominating and Corporate Governance Committee

In 2007, the Nominating and Corporate Governance Committee, which held three (3) meetings during the year, consisted of Messrs. Fry, Intrieri, Mallett, McCurdy and Stern, all of whom, other than Mr. Mallett, currently remain members of the committee. Mr. Stern served as the Chairman of the Nominating and Corporate Governance Committee. Mr. Mallett served on the Nominating and Corporate Governance Committee until August 2007 when Messrs. Intrieri and McCurdy joined the committee. The Board of Directors has determined that the current members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for the next annual meeting of the stockholders of Lear; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending to the Board director nominees to fill such vacancy or newly established Board seat; (iv) recommending to the Board director nominees for each committee of the Board; (v) establishing and reviewing annually Lear’s Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving executive officers of Lear. The Nominating and Corporate Governance Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Special Committee

A Special Committee, comprised of Messrs. McCurdy, Stern and Wallace, held twenty-six (26) meetings in 2007. The Special Committee was created for the purpose of reviewing, evaluating and negotiating the proposed merger with a subsidiary of American Real Estate Partners, L.P. (now known as Icahn Enterprises L.P.) and related matters.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating and Corporate Governance Committee will consider candidates for election as a director of Lear recommended by any Lear stockholder, provided that the recommending stockholder follows the same procedures set forth in Section 2.3 of Lear’s By-Laws for nominations by stockholders of persons to serve as directors.

Pursuant to Section 2.3 of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of Lear entitled to vote for the election of directors at the meeting who sends a timely notice in writing to the Corporate Secretary of Lear. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Corporate Secretary of Lear at the principal executive offices of Lear not less than 60 nor more than 90 days prior to the meeting; provided, however, that if Lear has not “publicly disclosed” the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Corporate Secretary of Lear not later than the close of business on the tenth day following the day on which Lear publicly disclosed the meeting date. For purposes of the By-Laws, “publicly disclosed” or “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033; Attention: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary.

A copy of our By-Laws, as amended, has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 16, 2007.

Criteria for Selection of Directors

The following are the general criteria for the selection of Lear’s directors that the Nominating and Corporate Governance Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating and Corporate Governance Committee believes would contribute to the effective functioning of our Board. The general criteria set forth below are not listed in any particular order of importance.

•	Strong automotive background, with an understanding of Lear’s customers and markets.

•	Extensive general business background with a record of achievement.

•	Financial and accounting expertise.

•	Gender, racial and geographic diversity.

•	Strong international experience, particularly in those regions in which Lear seeks to conduct business.

•	Understands the potential role of technology in the development of Lear’s business.

•	Marketing or sales background in the automotive industry.

•	Schedule is sufficiently flexible to permit attendance at Board meetings at regularly scheduled times.

•	A contributor but accepting of opinions of others and supportive of decisions that are in the stockholders’ best interests.

•	Able to assimilate complex business problems and analyze them in the context of Lear’s strategic goals.

•	A team player yet possessing independence to appropriately question and challenge corporate strategy, as required.

The Nominating and Corporate Governance Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating and Corporate Governance Committee may also recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering Lear’s strategy and its regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Once a potential candidate has been identified, the Nominating and Corporate Governance Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time.

If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of Directors by Stockholders” above, the Nominating and Corporate Governance Committee would evaluate such candidate in the same manner in which it evaluates other director candidates considered by the committee.

The Nominating and Corporate Governance Committee has approved the retention of Russell Reynolds Associates, Inc., a third-party search firm, to assist the committee with its search for qualified director candidates. The firm has the task of identifying potential director candidates based on the criteria for the selection of Lear’s directors approved by the Board of Directors.

Independence of Directors

The Board has adopted Corporate Governance Guidelines to address significant issues of corporate governance, including Board and Board Committee composition and responsibilities, compensation of directors, executive selection and succession planning and director tenure. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Company’s Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the criteria for independence set forth under applicable law and the NYSE listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence. These guidelines are part of our Corporate Governance Guidelines, available on our website at www.lear.com, and are set forth on Appendix A attached hereto. In addition to applying these director independence guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.

Based on the NYSE listing standards and our director independence guidelines, the Board has affirmatively determined that (i) Messrs. Fry, Intrieri, Mallett, McCurdy, Parrott, Spalding, Stern, Wallace and Wallman have only immaterial relationships with us, meet our director independence guidelines, except for matters discussed below, and are independent and (ii) Messrs. Rossiter and Vandenberghe are not independent. Mr. Rossiter is our Chairman, Chief Executive Officer and President, and Mr. Vandenberghe is our Vice Chairman.

In making its determination with respect to Dr. Fry, the Board noted that, until February 2005, Mr. Rossiter served as a Trustee of Northwood University, of which Dr. Fry was President and Chief Executive Officer until early 2006 and for which he currently serves as President Emeritus. Mr. Rossiter did not serve on the compensation committee of the Board of Trustees of Northwood. Northwood is a university which prepares and trains students for careers in the automotive industry. Lear actively recruits employees from Northwood and has sponsored automotive programs at Northwood in the past. The Board believes that Mr. Rossiter’s uncompensated service as a Trustee of Northwood and Lear’s sponsorship of automotive programs at the university furthered the interests of Lear. The Board has concluded that these relationships were not material and that Dr. Fry is independent.

In making its determination with respect to Mr. Intrieri, the Board considered that Mr. Intrieri is employed by, and/or a director of, various entities controlled by Mr. Carl Icahn, whose affiliates beneficially owned approximately 16% of our outstanding common stock as of February 14, 2008. Lear’s business with any of such entities, other than Federal-Mogul Corporation, was inconsequential in each of the last three years. The Board also considered the fact that Lear has done business for the past several years with Federal-Mogul Corporation. Mr. Intrieri serves as a director of Federal-Mogul Corporation, and affiliates of Mr. Icahn hold a controlling interest in that company. However, the Board noted that (i) Lear’s business with Federal-Mogul was significantly less than the thresholds contained in the NYSE’s guidelines and Lear’s independence guidelines, (ii) Lear’s business relationship with Federal-Mogul predates Mr. Icahn’s significant equity interest in Lear, and (iii) Mr. Intrieri has had no involvement in Lear’s business with Federal-Mogul. The Board also considered the fact that Mr. Intrieri is a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.). In 2007, Lear paid certain amounts to a subsidiary of Icahn Enterprises, L.P. in connection with the termination of the merger agreement between Lear and subsidiaries of Icahn Enterprises, L.P. The Board considered that (i) such amounts were less than the thresholds contained in the NYSE’s guidelines, (ii) the merger agreement was negotiated on an arm’s-length basis and (iii) Mr. Intrieri recused himself from participation in Lear’s discussions and negotiations with respect to the merger agreement. The Board has concluded that these relationships are not material and that Mr. Intrieri is independent.

In making its determination with respect to Mr. McCurdy, the Board considered the fact that Mr. McCurdy is the Non-Executive Chairman of the Board of a company (i) in which Mr. Stern is an investor and on the board of which Mr. Stern also serves and (ii) formed by an investment fund in which Mr. Spalding was Vice-Chairman and Mr. Stern is the Chairman. Lear has done no business with such company in the past three years. The Board has concluded that these relationships are not material and that Mr. McCurdy is independent.

In making its determination with respect to Mr. Parrott, the Board considered that two children and a son-in-law of Mr. Parrott previously were employed by Lear, with such employment ending in April 2007, February 2007 and November 2005, respectively. Additionally, one of those children currently provides services to Lear through an independent staffing agency frequently used by Lear to fill certain staffing needs. None of these family members lives in the same household as Mr. Parrott, and none is dependent on him for financial support. Mr. Parrott has not sought or participated in any employment decisions regarding these family members. The Board also considered the fact that Mr. Parrott sits on the board of a foundation that supports a university to which Lear made modest donations and made certain tuition payments on behalf of employees. The Board has concluded that these relationships are not material and that Mr. Parrott is independent.

In making its determination with respect to Mr. Spalding, the Board considered that Lear employs a brother of Mr. Spalding in a non-executive position (a senior account manager at one of our divisions). The employment relationship is on an arm’s-length basis, and Mr. Spalding has no involvement or interest, directly or indirectly, in employment decisions affecting his brother. The Board also considered that Messrs. Rossiter and Vandenberghe have small investments as limited partners in an investment fund of which Mr. Spalding was the Vice Chairman. The Board has concluded that these relationships are not material and that Mr. Spalding is independent.

In making its determination with respect to Mr. Stern, the Board considered that Messrs. Rossiter and Vandenberghe have small investments as limited partners in an investment fund of which Mr. Stern is the Chairman. The Board has concluded that these relationships are not material and that Mr. Stern is independent.

In making its determination with respect to Mr. Wallace, the Board considered that Mr. Wallace’s brother serves as the Non-Executive Chairman of a company with which Lear has done business in the last three years. The

Board considered that (i) the amount of business falls below the NYSE’s guidelines, (ii) neither Mr. Wallace nor his brother were involved in Lear’s business relationship with the company and (iii) such business was made in accordance with Lear’s standard purchasing procedures for such products. The Board has concluded that this relationship is not material and that Mr. Wallace is independent.

In addition, the Board also considered the fact that Messrs. McCurdy, Spalding, Stern, Wallace and Wallman have held certain concurrent board memberships at other companies. The Board has concluded that these relationships are not material and that such directors are independent.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2007.

2007 Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards
Name	(1)(2)	(2)(3)	Total

David E. Fry	$70,500	$82,239	$152,739
Vincent J. Intrieri	58,500	41,222	99,722
Conrad L. Mallett, Jr.	84,000	82,239	166,239
Larry W. McCurdy	180,000	82,239	262,239
Roy E. Parrott	76,500	82,239	158,739
David P. Spalding	92,500	82,239	174,739
James A. Stern	158,000	82,239	240,239
Henry D.G. Wallace	152,500	82,335	234,835
Richard F. Wallman	96,000	82,239	178,239

(1)	Includes cash retainer fees and meeting attendance fees, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee	Aggregate Meeting Fees

David E. Fry	$45,000	$25,500
Vincent J. Intrieri	45,000	13,500
Conrad L. Mallett, Jr.	45,000	39,000
Larry W. McCurdy	70,000	110,000
Roy E. Parrott	45,000	31,500
David P. Spalding	55,000	37,500
James A. Stern	55,000	103,000
Henry D.G. Wallace	50,000	102,500
Richard F. Wallman	45,000	51,000

(2)	Non-employee directors may elect to defer portions of their cash retainer and meeting fees into deferred stock units or an interest bearing account under the Outside Directors Compensation Plan. The following directors elected to defer the following percentages of their cash retainer and meeting fees earned in 2007: Dr. Fry — 50% of retainer into deferred stock units; Messrs. Intrieri, McCurdy and Stern — 100% of retainer and meeting fees into deferred stock units; Mr. Mallett — 50% of retainer into deferred stock units and 50% of retainer into interest account; and Mr. Spalding — 100% of meeting fees into deferred stock units.

The aggregate restricted unit awards, deferred stock units and stock options outstanding for each director in the table set forth above as of December 31, 2007 are as follows:

Name	Aggregate Restricted Units	Deferred Stock Units	Stock Options

David E. Fry	5,572	4,415	4,000
Vincent J. Intrieri	2,660	1,544	0
Conrad L. Mallett, Jr.	5,572	479	4,000
Larry W. McCurdy	5,572	21,411	9,000
Roy E. Parrott	5,572	557	6,500
David P. Spalding	5,572	13,455	9,000
James A. Stern	5,572	18,999	9,000
Henry D.G. Wallace	5,579	2,305	0
Richard F. Wallman	5,572	1,177	2,000

(3)	For the restricted unit grants, the value shown is what is recognized (for current and prior grants) for financial statement reporting purposes with respect to the Company’s 2007 financial statements in accordance with FAS 123(R). The grant date fair value of the January 31, 2007 restricted unit grant to the directors was $90,000. See Note 12 of the Company’s financial statements for 2007, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values.

Summary of Director Compensation

In 2007, non-employee directors were compensated pursuant to our Outside Directors Compensation Plan, which provides for an annual retainer of $45,000 for each of our non-employee directors with an additional retainer of $20,000 for the Chairman of the Audit Committee and an additional $10,000 retainer for each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee, as well as for our Presiding Director. In addition, each non-employee director received a fee of $1,500 for each Board and committee meeting attended, other than for meetings of the special committee created in connection with the proposed merger of the Company with a subsidiary of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.), for which each special committee member received $2,500 per meeting attended. The non-employee director annual retainer and meeting fees were paid quarterly pursuant to the Outside Directors Compensation Plan. Directors were also reimbursed for their expenses incurred in attending meetings.

Pursuant to the Outside Directors Compensation Plan, each non-employee director receives annually on the last business day of each January, restricted units representing shares of Lear common stock having a value of $90,000 on the date of the grant. Restricted unit grants were made on January 31, 2007 to all non-employee directors. The restricted units granted to non-employee directors vest over the three-year period following the grant date, with one-third of each recipient’s restricted units vesting on each of the first three anniversaries of the grant date. During the vesting period, non-employee directors receive credits in a dividend equivalent account equal to amounts that would be paid as dividends on the shares represented by the restricted units. Once a restricted unit vests, the non-employee director holding such restricted unit will be entitled to receive a cash distribution equal to the value of a share of Lear common stock on the date of vesting, plus any amount in his dividend equivalent account. The restricted units are also immediately vested upon a director’s termination of service due to death, “disability,” “retirement” or upon a “change in control” of Lear (as each such term is defined in the Outside Directors Compensation Plan) prior to or concurrent with the director’s termination of service.

A non-employee director may elect to defer receipt of all or a portion of his annual retainer and meeting fees, as well as any cash payments made upon vesting of restricted units. At the non-employee director’s election, amounts deferred will be:

•	credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan); or

•	credited to a stock unit account.

Each stock unit is equal in value to one share of Lear common stock, but does not have voting rights. Stock units are credited with dividend equivalents which are paid into an interest account (credited with interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan)) if and when the Company declares and pays a dividend on its common stock.

In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.

Amounts deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Deferred stock units are paid based on the fair market value of our common stock on the payout date.

A non-employee director may elect to defer receipt of all or a portion of the payment due to him when a restricted unit vests, including the amount in his dividend equivalent account. This deferral is generally subject to the same requirements that apply to deferrals of the annual retainer and meeting fees.

In February 1997, we implemented stock ownership guidelines for non-employee directors. In 2007, the Compensation Committee modified the guidelines to provide for specified share ownership levels rather than a value of share ownership based on a multiple of a director’s annual retainer. A similar change to a fixed share amount was also made to the management stock ownership guidelines. The management stock ownership guidelines are discussed in “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Management Stock Ownership Guidelines” on page 27. The stock ownership level of 3,500 shares (or share equivalents) must be achieved by each outside director within five years of becoming a director.

Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 14, 2008 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock and ownership of restricted stock units, restricted units and deferred stock units by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 77,164,688 shares of common stock outstanding on March 14, 2008 rather than based on the percentages set forth in various stockholders’ Schedules 13D and 13G as applicable.

	Number of Shares	Percentage of
	of Common Stock	Common Stock	Number of
	Owned Beneficially	Owned Beneficially	Stock Units Owned(22)

Carl C. Icahn and affiliated companies(1)	12,330,515	15.98%	N/A
Barclays Global Investors, NA(2)	7,506,721	9.73%	N/A
Pzena Investment Management, LLC(3)	6,748,676	8.75%	N/A
Vanguard Windsor Funds(4)	6,170,100	8.00%	N/A
Robert E. Rossiter(5)(6)	343,361(8)	*	144,885
James H. Vandenberghe(5)(6)	225,066(9)	*	94,834
Daniel A. Ninivaggi(6)	15,608	*	48,914
James H. Brackenbury(6)	22,197(10)	*	31,397
Raymond E. Scott(6)	41,182(11)	*	36,516
Matthew J. Simoncini(6)	14,665(12)	*	46,008
Douglas G. DelGrosso(6)(7)	133,842(13)	*	33,019
David E. Fry(5)	5,103(14)	*	13,390
Vincent J. Intrieri(5)	0	*	7,967
Conrad L. Mallett(5)	4,000(15)	*	9,453
Larry W. McCurdy(5)	11,000(16)	*	30,995
Roy E. Parrott(5)	9,730(17)	*	9,331
David P. Spalding(5)	15,000(18)	*	22,496
James A. Stern(5)	15,400(19)	*	28,582
Henry D.G. Wallace(5)	1,000	*	11,087
Richard F. Wallman(5)	3,500(20)	*	9,395
Total Executive Officers and Directors as a Group (20 individuals)	866,830(21)	1.11%	631,699(23)

*	Less than 1%

(1)	We have been informed by Mr. Icahn, High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Koala Holding LP (“Koala LP”), Koala Holding GP, Corp. (“Koala GP”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), AREP Car Holdings Corp. (“AREP Corp”), Icahn Enterprises Holdings LP (formerly named American Real Estate Holdings Limited Partnership) (“IEP Holdings”), Icahn Enterprises G.P. Inc. (formerly named American Property Investors, Inc.) (“IEP GP”) and Beckton Corp. (“Beckton”) (collectively, the “Reporting Persons”) in a report on Schedule 13D dated October 17, 2006, as amended, and Form 5 dated February 14, 2008 that (a) they may be deemed to beneficially own 12,330,515 shares and (b): (i) High River has sole voting power and sole dispositive power with regard to 659,860 shares and each of Hopper, Barberry and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and

(B) disclaims beneficial ownership of such shares for all other purposes; (ii) Koala LP has sole voting power and sole dispositive power with regard to 1,739,131 shares and each of Koala GP, Barberry and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes; (iii) Icahn Master has sole voting power and sole dispositive power with regard to 5,526,235 shares and each of Icahn Offshore, Icahn Capital, IPH, IEP Holdings, IEP GP, Beckton and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes; (iv) Icahn Partners has sole voting power and sole dispositive power with regard to 4,069,719 shares and each of Icahn Onshore, Icahn Capital, IPH, IEP Holdings, IEP GP, Beckton and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes; and (v) AREP Corp has sole voting power and sole dispositive power with regard to 335,570 shares and each of IEP Holdings, IEP GP, Beckton and Mr. Icahn (A) has shared voting power and shared dispositive power with regard to such shares and (B) disclaims beneficial ownership of such shares for all other purposes. Barberry is the sole member of Hopper and the sole stockholder of Koala GP. Hopper is the general partner of High River and Koala GP is the general partner of Koala LP. Beckton is the sole stockholder of IEP GP, which is the general partner of IEP Holdings. IEP Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Each of Barberry and Beckton is 100 percent owned by Mr. Icahn. As a result, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. The principal business address of each of High River, Hopper, Koala LP, Koala GP, Barberry, Icahn Capital, IPH, Icahn Offshore, Icahn Partners, Icahn Onshore, AREP Corp., IEP Holdings, IEP GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601. The principal business address of Icahn Master is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The principal business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

(2)	We have been informed by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, LTD (“Barclays LTD”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan”), Barclays Global Investors Japan Limited (“Barclays Japan Limited”), Barclays Global Investors Canada Limited (“Barclays Canada”), Barclays Global Investors Australia Limited (“Barclays Australia”) and Barclays Global Investors (Deutschland) AG (“Barclays AG”) in a report on Schedule 13G dated February 5, 2008, (a) that they may be deemed to beneficially own 7,506,721 shares and (b) (i) Barclays Investors has sole voting power over 4,343,005 shares and sole dispositive power over 5,067,618 shares, (ii) Barclays Advisors has sole voting power and sole dispositive power over 1,880,791 shares, (iii) Barclays LTD has sole voting power over 247,507 shares and sole dispositive power over 347,232 shares, (iv) Barclays Japan Limited has sole voting power and sole dispositive power over 165,329 shares and (v) Barclays Canada has sole voting power and sole dispositive power over 45,751 shares. The principal business address of Barclays Investors and Barclays Advisors is 45 Fremont Street, San Francisco, CA 94105. The principal business address of Barclays LTD is 1 Royal Mint Court, London, EC3N 4HH. The principal business address of Barclays Japan is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The principal business address of Barclays Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The principal business address of Barclays Canada is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2s1. The principal business address of Barclays Australia is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The principal business address of Barclays AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(3)	We have been informed by Pzena Investment Management, LLC (“PIM”), in an amended report on Schedule 13G dated February 8, 2008, that (a) PIM is a registered investment advisor and (b) PIM exercises sole voting power over 5,124,281 shares, shared voting power over no shares, sole dispositive power over 6,748,676 shares and shared dispositive power over no shares. The principal business address of PIM is 120 W. 45th St., 20th Floor, New York, New York 10036.

(4)	We have been informed by Vanguard Windsor Funds — Vanguard Windsor Fund 51-0082711 (“Vanguard”) in an amended report on Schedule 13G dated February 12, 2008, that (a) Vanguard is a registered investment company under Section 8 of the Investment Company Act of 1940 and (b) Vanguard exercises sole voting power over 6,170,100 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	The individual is a director.

(6)	The individual is a Named Executive Officer.

(7)	Mr. DelGrosso’s employment as our President and Chief Operating Officer terminated effective August 14, 2007.

(8)	Includes 251,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Also includes 76,582 shares of common stock held by a grantor retained annuity trust.

(9)	Includes 165,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(10)	Includes 12,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(11)	Includes 29,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(12)	Includes 7,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(13)	Includes 132,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(14)	Includes 4,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(15)	Includes 4,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(16)	Includes 9,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(17)	Includes 6,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(18)	Includes 9,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(19)	Includes 9,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Also, includes 2,400 shares of common stock held in a revocable trust for the benefit of Mr. Stern’s children. Mr. Stern disclaims beneficial ownership of these shares.

(20)	Includes 2,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above.

(21)	Includes 616,950 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the date specified above. Based on the closing price of our common stock on March 14, 2008 of $25.11 per share, none of the exercisable stock-settled stock appreciation rights held by our executive officers were convertible into shares of our common stock.

(22)	Includes the restricted stock units owned by our executive officers and the restricted units and deferred stock units owned by our non-employee directors, each as of March 15, 2008. These restricted stock units, restricted units and deferred stock units are subject to all the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.

(23)	Consists of 489,003 restricted stock units owned by our executive officers in the aggregate, 54,200 restricted units owned by our non-employee directors in the aggregate and 88,496 deferred stock units owned by our non-employee directors in the aggregate.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2007 with the following exception: the sale by Conrad L. Mallett, Jr. of 475 shares of common stock on November 12, 2007 was reported late on a Form 4 filed on February 4, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our Chief Executive Officer, Chief Financial Officer and each of the other current and former executive officers listed in the “2007 Summary Compensation Table” on page 32 (collectively, the “Named Executive Officers”) during the year ended December 31, 2007. To assist in understanding compensation for 2007, we have included a discussion of our compensation policies and decisions for periods before and after 2007 where relevant. To avoid repetition, in the discussion that follows we make occasional cross-references to specific compensation data and terms for our Named Executive Officers contained in “Executive Compensation” which begins on page 32. In addition, because we have a global team of managers, with senior managers in 34 countries, our compensation program is designed to provide some common standards throughout the Company and therefore much of what is discussed below applies to executives in general and is not limited specifically to our Named Executive Officers.

Executive Compensation Philosophy and Objectives

The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	align management’s compensation mix with our business strategy and compensation philosophy;

•	provide management with incentives for excellence in individual performance;

•	maintain a strong link between executive pay and performance;

•	promote teamwork among our global managers; and

•	attract and retain highly qualified and effective officers and key employees.

To achieve these objectives, we believe that the total compensation program for executive officers should consist of the following:

•	base salary

•	annual incentives

•	long-term incentives

•	termination/change in control benefits

•	retirement plan benefits

•	certain health, welfare and other benefits

The Compensation Committee routinely reviews the elements noted above which are designed to both attract and retain executives while also providing proper incentives for performance. In general, the Compensation Committee monitors compensation levels ensuring that a higher proportion of an executive’s total compensation is awarded in the form of “at risk” components (dependent on individual and company performance) as the executive’s responsibilities increase. The Compensation Committee selects the specific form of compensation within each of the above-referenced elements based on competitive industry practices, the cost to the Company versus the benefit provided to the recipient, the impact of accounting and tax rules and other relevant factors.

Benchmarking

To ensure that our executive compensation is competitive in the marketplace, we benchmark ourselves against two comparator groups of companies. However, pay benchmarking is only one of several factors considered in setting target pay levels. Our two comparator groups are as follows: one consisting of Tier 1 automotive suppliers and one consisting of a broad range of industrial companies (including these same automotive suppliers). For 2006 and 2007, this larger group consisted of approximately 40 companies (listed below). Although this group is generally consistent in its make-up from year to year, companies may be added or removed from the list based on their willingness to participate in annual executive compensation surveys. In 2006, we reviewed a comprehensive global survey of these companies which was prepared by Towers Perrin, the Compensation Committee’s independent consultant. This comprehensive global survey is generally compiled every two years.

The Compensation Committee generally targets base salaries, annual incentive awards, long-term incentive awards and total remuneration of our senior executives at the median of these comparator groups with a potential for compensation above that level in return for comparable performance. However, this percentile is only a target and actual compensation is dependent on various factors. Examples of these factors include the Company’s actual financial performance, an individual executive’s performance, and achievement of specified management objectives. Overall performance may result in actual compensation levels which are more or less than the target. We believe that the broad industrial comparator group listed below is more representative of the market in which we compete for executive talent. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because many of our executives possess transferable skills. The broad industrial group also provides more robust and position-specific data than the automotive supplier group and reduces the volatility, or year-over-year change, in the position-specific market data.

In addition to the 2006 comprehensive survey, in 2007 the Compensation Committee reviewed, with the assistance of its independent compensation consultant (Towers Perrin) the competitiveness of the base salaries, target annual incentive awards, target long-term incentive awards and target total direct compensation of our executive officers within both comparator groups. The comparator groups for the 2007 review were generally the same as those for the 2006 comprehensive survey, as shown in the table below:

	Broad Industrial		Automotive Supplier			Broad Industrial		Automotive Supplier
Company	2006	2007	2006	2007	Company	2006	2007	2006	2007

• 3M	X	X			• Johnson Controls	X	X	X	X
• Alcoa	X	X			• Lafarge North America	X	X
• American Axle & Mfg	X	X	X	X	• Lockheed Martin	X	X
• American Standard	X	X			• Masco	X	X
• ArvinMeritor	X	X	X	X	• Modine Manufacturing	X		X
• Ball Corporation		X			• Motorola	X	X
• Black & Decker	X	X			• Navistar International	X	X	X	X
• Boeing	X	X			• Northrop Grumman	X	X
• BorgWarner	X		X		• Oshkosh Truck	X		X
• Caterpillar	X	X			• Parker Hannifin	X	X
• Cooper Tire & Rubber	X	X	X	X	• Phelps Dodge	X
• Dura Automotive Systems	X		X		• PPG Industries	X	X	X	X
• Eaton Corporation		X		X	• Raytheon	X	X
• Emerson Electric	X	X			• Rockwell Automation	X	X
• General Dynamics	X	X			• Rockwell Collins	X	X
• Goodrich	X	X			• Schlumberger	X	X
• Goodyear Tire & Rubber	X	X	X	X	• Textron	X	X
• Harley-Davidson	X	X			• United States Steel	X	X
• Hayes-Lemmerz	X	X	X	X	• United Technologies	X	X
• Honeywell	X	X			• USG	X	X
• Ingersoll-Rand		X			• Visteon	X	X	X	X
• ITT-Corporate	X	X			• Whirlpool		X

The 2007 Towers Perrin review showed that within the automotive supplier comparator group, the base salaries, target total cash compensation (base salary and target annual incentive opportunity) and target total direct compensation of our executive officers were, on average, competitive. However, the average annualized expected value of our 2006-2007 long term incentive awards for executive officers was below the market median within the automotive supplier group. Relative to the median pay levels in the broad industrial comparator group, base salaries and target total cash compensation levels of our executive officers were, on average, competitive, but target total direct compensation levels were significantly below the competitive range. This relative positioning in target total direct compensation of our executives within the broad industrial group was due to the average expected value of our 2006-2007 targeted long-term incentive awards being significantly below the market median.

Total Compensation Review

In 2007, the Compensation Committee reviewed materials setting forth the various components of the compensation for our Named Executive Officers. These materials included a specific review of dollar amounts for salary, annual incentive, long-term incentive compensation, equity award and individual holdings, and, with respect to our qualified and non-qualified executive retirement plans, outstanding balances and the actual projected payout obligations. These materials also contained potential payment obligations under our executive employment agreements, including an analysis of the resulting impact created by a change in control of the Company. The Compensation Committee is committed to reviewing total compensation summaries or tally sheets for our executive officers on an annual basis.

Role of Executive Officers in Setting Compensation Levels

Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants, whose engagements have been approved by the committee, and with accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation proposals, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant (Towers Perrin). The Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. Mr. Rossiter generally does not attend meetings of the Compensation Committee. While Mr. Vandenberghe, Mr. Ninivaggi and members of our human resources management attend such meetings to provide information and present material to the Compensation Committee and answer related questions, they are not involved in decisions of the committee affecting the compensation of our executive officers. The Compensation Committee typically meets in executive session after each of its regularly scheduled meetings to discuss executive compensation decisions.

Elements of Compensation

As identified above, the elements of our executive compensation program consist of a base salary, annual incentives, long-term incentives, retirement plan benefits, termination/change in control benefits, and certain health, welfare and other benefits. A discussion of each of these elements of compensation follows.

Base Salary

Base salaries are paid to our executive officers in order to provide a steady stream of current income. Base salary is also used as a measure for other elements of our compensation program. For example, annual incentive targets in 2007 were set as a percentage of base salary (from 60% to 150% for our Named Executive Officers). In addition, those executives who had received annual performance share grants were awarded a target amount of performance shares equal to 25% of an executive’s base salary (50% for Mr. Rossiter) as of January 1 of each year, through 2007. Because the amount of base salary can establish the range of potential compensation for other elements, we take special care in establishing a base salary that is competitive and at a level commensurate with an executive’s experience, performance and job responsibilities.

Base salaries for our executive officers are targeted around the median level for comparable positions within our comparator groups. On an annual basis, we review respective responsibilities, individual performance, Lear’s business performance and base salary levels for senior executives at companies within our comparator groups. Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and corporate financial performance of companies within the comparator groups. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Merit increases in base salary for our senior executives, which generally are considered in May of each year, are also determined by the results of the Board’s annual leadership review. At this review, Mr. Rossiter assesses the performance of our top executives and presents his perspectives to our Board. Mr. Rossiter’s base salary and total compensation are reviewed by the committee following the annual CEO performance review. Generally in February of each year the CEO provides to the committee his goals and objectives for the upcoming year and thereafter the committee evaluates his performance for the prior year against the prior year’s goals and objectives.

In connection with the negotiation of his new employment agreement in November 2007, Mr. Rossiter’s base salary was increased to $1,250,000 from $1,100,000. Mr. Rossiter’s base salary was increased to reflect his increased role in assuming direct oversight of our global business units and his additional position of President, each in August 2007. Mr. Rossiter’s base salary had last been increased in December 2004 by the Compensation Committee to $1,100,000 from $1,000,000. In addition to Mr. Rossiter assuming increased responsibilities, the committee considered that Mr. Rossiter had declined any increase in salary for the past several years and that his salary as compared to Chief Executive Officers of comparator group companies was no longer competitive nor commensurate with his responsibilities and contributions. Mr. Vandenberghe’s salary continues to be $925,000. Mr. Ninivaggi’s salary was increased from $700,000 to $775,000 effective July 1, 2007 as part of our annual merit review to reflect his broader role and responsibilities within the Company in overseeing several of the Company’s corporate functions and strategic planning. Mr. Simoncini’s salary was increased from $400,000 to $500,000 effective July 1, 2007 as part of our annual merit review and to reflect his positive contributions and leadership role in the Finance function. Mr. Simoncini’s base salary rate was later increased to $575,000 effective November 15, 2007 in connection with his promotion to the position of Chief Financial Officer. Mr. Brackenbury’s and Mr. Scott’s salaries were increased from $500,000 to $550,000, each in August 2007 and effective July 1, 2007, in connection with the elimination of the role of chief operating officer and their resulting expanded roles and authority leading two of the Company’s business units. In February 2008, our Compensation Committee approved an increase in the salary of Mr. Scott from $550,000 to $625,000 in connection with his promotion to his current position of Senior Vice President and President, Global Electrical and Electronic Systems. At the same time, our Compensation Committee approved an increase in the annual base salary of Louis R. Salvatore from $550,000 to $625,000 in connection with his promotion to Senior Vice President and President, Global Seating Systems.

Annual Incentives

Our executive officers participate in the Annual Incentive Compensation Plan, which was approved by stockholders in 2005. Under this plan, the Compensation Committee makes annual cash incentive awards designed to reward successful financial performance and the achievement of goals considered important to Lear’s future success. Awards are typically made in the first quarter of each year based on our performance achieved in the prior fiscal year.

Target Annual Incentive.  Each Named Executive Officer is assigned an annual target opportunity under the Annual Incentive Compensation Plan expressed as a percentage of such officer’s base salary. An executive’s target bonus percentage generally increases as his ability to affect the company’s performance increases. Consequently, as an executive’s responsibilities increase, his variable compensation in the form of an annual incentive bonus, which is dependent on company performance, generally makes up a larger portion of the executive’s total compensation.

The target opportunities in 2007 were 150%, 100%, 80%, 60%, 60%, 60%, and 100% of base salary for Messrs. Rossiter, Vandenberghe, Ninivaggi, Simoncini, Brackenbury, Scott and DelGrosso, respectively. For 2008, target opportunities for Messrs. Simoncini, Scott and Salvatore were increased to 70% of their respective base salaries to reflect their recent promotions described above. The Compensation Committee assessed the competitiveness of the annual incentive targets in 2007, with the assistance of its compensation consultant, and found that they were competitive within the two comparator groups described above.

Measures.  Historically, the target opportunity for a given year’s performance had been based 50% upon whether our earnings per share reached a threshold established by the Compensation Committee and 50% upon whether the return on our net assets reached a threshold set by the Compensation Committee. In 2006, the Compensation Committee determined that the annual incentive award would be based 50% on the achievement of certain levels of free cash flow and 50% on the achievement of certain levels of operating income, excluding special items. These measures were used because they are important measures of operating performance, relied upon by investors and analysts in evaluating our operating performance. These measures, by their terms, exclude certain factors over which executives have little or no control. In 2007, we continued our use of these measures in setting targets and determining awards under the Annual Incentive Compensation Plan.

The 2007 budgeted target levels of these measures for our core business (which excludes our Interiors business) were set at $597 million for operating income, excluding special items, and $225 million for free cash flow. Final results for 2007, which were presented to the Compensation Committee in February 2008, were operating income, excluding special items, of $749 million, and free cash flow, including restructuring costs, of $452 million, with each exceeding the maximum performance levels and resulting in 140% of the bonus opportunity for such portion, generating the maximum overall result of 140% of the target bonus opportunity. In addition, Mr. Simoncini received a supplemental discretionary bonus amount of $50,000 to reward his contributions prior to and in connection with his promotion to the position of Chief Financial Officer. The following table shows how the 2007 bonus amounts were calculated.

2007 Annual Incentives

	Target Bonus (% of	Target	Actual **	2007 Bonus
Name	base salary)*	Bonus	Performance (%)	Amount

Robert E. Rossiter	150	$1,650,000	140	$2,310,000
James H. Vandenberghe	100	925,000	140	1,295,000
Daniel A. Ninivaggi	80	590,000	140	826,000
Matthew J. Simoncini	60	277,500	140	438,500***
James M. Brackenbury	60	315,000	140	441,000
Raymond E. Scott	60	315,000	140	441,000
Douglas G. DelGrosso****	100	925,000	140	****

*	Base salary levels used for calculating the target annual incentive opportunities were: Mr. Rossiter — $1,100,000; Mr. Vandenberghe — $925,000; Mr. Ninivaggi — $737,500; Mr. Simoncini — $462,500; Mr. Brackenbury — $525,000; Mr. Scott - $525,000; and Mr. DelGrosso — $925,000.

**	Actual performance exceeded the superior levels for both performance measures resulting in the maximum bonus level of 140% of the target opportunity.

***	Includes discretionary bonus of $50,000.

****	Mr. DelGrosso’s 2007 bonus is discussed below under “Termination/Change in Control Benefits” in connection with his departure from the Company on August 14, 2007.

Long-Term Incentives

The long-term incentive component of our executive compensation program is designed to provide our senior management with substantial at-risk components and to align the interests of our senior management with those of our stockholders. To achieve these goals, we have adopted a “portfolio” approach that recognizes the strengths and weaknesses that various forms of long-term incentives provide. Accordingly, in 2007 we:

•	granted awards that reward increases in the value of our stock (stock-settled stock appreciation rights);

•	granted awards that support retention of our management team and reward both maintaining and increasing the value of our stock (restricted stock units);

•	granted long-term cash incentives tied to the achievement of specific business objectives (cash-based performance units); and

•	granted long-term stock incentives tied to the achievement of specified business objectives that also reward increases in the value of our stock (performance share awards).

In addition, we also:

•	modified our stock ownership guidelines for members of senior management; and

•	permitted certain members of senior management to defer a portion of their base salary and annual incentive bonus into restricted stock units under the Management Stock Purchase Plan.

While base salaries and annual incentives for our executives have been competitive compared to companies in our comparator groups, our long-term incentive compensation was below that of the two comparator groups used in Towers Perrin’s latest executive compensation review. In compensation benchmarking conducted prior to 2007, our long-term incentive compensation was also found to be below market median levels. We have attempted to mitigate this shortfall by marginally increasing the long-term incentive award opportunities in recent years.

Restricted Stock Units, Stock Appreciation Rights and Performance Units

Equity grants are generally approved in November of each year. The Compensation Committee has striven to achieve a proper balance between grants of long-term equity awards with time-based vesting such as restricted stock units and grants of equity awards whose value is entirely performance-based, such as stock appreciation rights and performance shares. In 2003 and 2004, the Compensation Committee awarded time-vested restricted stock units to executives in lieu of awarding stock options. The Compensation Committee took into account that restricted stock units result in less dilution of the ownership interests of existing stockholders than the options they replaced and restricted stock units are effective incentives for our superior performing employees to remain with us and to continue their performance during periods of stock price fluctuations, when stock options may have no realizable value. Based on a review of evolving market practices and industry trends, in 2005 the Compensation Committee approved a combination of equity awards for members of senior management, with 75% of the value coming from stock-settled stock appreciation rights and 25% of the value coming from time-vested restricted stock units for the Named Executive Officers. The Compensation Committee believes that stock-settled stock appreciation rights result in less dilution to existing stockholders than a comparable amount of options and are more performance-based than time-vested restricted stock units. This is consistent with the Compensation Committee’s desire to make a substantial portion of executive compensation dependent on Company performance. In addition, participants do not need to fund the exercise price to exercise a stock appreciation right.

In 2006, the Compensation Committee approved awards to certain of our executives (including the Named Executive Officers) consisting of restricted stock units, stock appreciation rights and cash-based performance units. The addition of cash-based performance units (which awards were granted in February 2007) as part of the long-term incentive program was based on the Committee’s objective of providing additional incentive compensation based on the Company’s operating performance (earnings growth for the 2007-2009 period) but limiting dilution to stockholders. In addition, by assigning these performance units a specific dollar value upon grant instead of tying their value to our common stock, we limit the exposure of these awards to cyclical stock price fluctuations and focus the Company’s management team on the achievement of specified performance objectives.

In November 2007, the Compensation Committee again approved awards to our executives (including the Named Executive Officers) of restricted stock units, stock appreciation rights and cash-based performance units. For the performance units, the Committee established a target dollar amount of performance units for each Named Executive Officer and payment of these awards is dependent upon the Company achieving certain levels of earnings growth and improvement on return on invested capital (ROIC) during the 2008-2010 period. Specific performance targets for the 2008-2010 performance period and their respective payment levels are as follows:

	Threshold (paid at		Superior (paid at
Measure	50% of Target level)	Target	150% of Target level)

Earnings Growth*	5% per year average	10% per year average	15% per year average
Improvement on ROIC	3% per year average	5% per year average	7% per year average

*	Earnings Growth means the compounded annual growth rate of the Company’s annual operating income for the three year performance period. Operating income means the Company’s pretax income excluding: interest and other expense; the results of the Company’s North American Interior business; restructuring and impairment charges; and other special items.

The total value of the Compensation Committee’s November 2007 awards to our Named Executive Officers was allocated as follows: 35% to restricted stock units; 35% to stock appreciation rights; and 30% to performance units. We believe this approach strikes the appropriate balance between creating incentives for higher levels of performance while encouraging long-term retention. By offering 30% of this award in the form of cash-based performance units, we are able to limit the dilutive effect to our stockholders while utilizing performance criteria directly related to shareholder value. In addition, this mix of long-term incentive awards is consistent with the general industry average, based on the comparator group benchmarking provided by the Compensation Committee’s compensation consultant.

Performance Share Awards

In each of the past few years, we have awarded a target number of performance shares to our senior executives for a three-year performance period. Performance share awards ensure that a significant component of certain executives’ compensation depends upon the achievement of specified performance objectives over that period. The Compensation Committee chooses from various measures of corporate performance to determine the level of payout of performance share awards. In 2007, no payment was made for the 2004-2006 cycle as results over the period did not achieve minimum thresholds.

As in prior years, the Compensation Committee granted performance share awards in 2007 to senior management personnel under the Long-Term Stock Incentive Plan with target performance shares equal on the date of the award to a specified percentage of each such executive’s base salary on January 1, 2007. The specified percentage for Mr. Rossiter was 50% and for each of the other Named Executive Officers was 25%. Mr. Rossiter’s target performance share award is larger because his ability to influence the performance of the Company is greater and the Compensation Committee believes his incentive based compensation should reflect his role. In addition, Mr. Rossiter has traditionally received a lower portion of his total compensation in the form of fixed amounts like base salary relative to our other executives in order to link more closely his compensation to the performance of the Company. The 2007-2009 performance criteria for these performance share awards are (i) our relative return to stockholders compared to a peer group consisting of the component companies within the S&P 500 Index and (ii) improvement on return on invested capital. Specific performance targets and their respective payment levels are as follows:

	Threshold (paid at		Superior (paid at
Measure	50% of Target level)	Target	150% of Target level)

Improvement on ROIC	3% per year average	5% per year average	7% per year average
Relative Return to Shareholders	42nd percentile	57th percentile	85th percentile

Prior to 2006, for the relative return to stockholders measure we had used a peer group of representative independent automotive suppliers, which in 2005 consisted of ArvinMeritor, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Eaton Corporation, Johnson Controls, Inc., Magna International, Inc., and Visteon Corporation. The Compensation Committee chose to move to the S&P 500 Index as the peer group for performance share awards granted in 2006 and 2007 because it is a broader group and, therefore, more representative of investment alternatives available to our stockholders and more indicative of relative performance.

In order to recognize the cyclical nature of the automotive supply industry, we also introduced an alternative annual calculation under the terms of these performance share awards. It had been our experience in the past that one year of poor performance could virtually eliminate any possibility of an award from an entire cycle of performance share awards. Therefore, the Compensation Committee concluded that relying exclusively on cumulative three-year performance for these awards did not always provide an effective incentive for executives, given the cyclicality of the automotive industry. The 2006-2008 and 2007-2009 award cycles include an alternative calculation whereby participants can earn a pro rata amount of performance shares in each year of the performance period to the extent performance objectives are achieved in any single year of the performance period. This alternative calculation will be applied if an executive would earn more performance shares thereby than by measuring performance over the three-year period. Payout of these awards under either calculation, if earned, occurs at the end of the three-year performance period.

As part of our desire to streamline our long-term incentive program, the Compensation Committee has decided to eliminate performance share awards in future years beginning in 2008. Because of this, the value of the potential 2008 performance share award was instead applied to the November 2007 grants of stock appreciation rights, restricted stock units and performance units, resulting in a somewhat higher value than that of the November 2006 grants. The following table illustrates the breakdown of the November 2007 equity awards to our Named Executive Officers.

	Actual 2007 Award Breakdown
			Performance
Name	RSUs	SARs	Units **

Mr. Rossiter	29,874	89,625	25,607
Mr. Vandenberghe*	15,250	—	—
Mr. Ninivaggi	12,088	36,264	10,361
Mr. Simoncini	10,188	30,561	8,732
Mr. Brackenbury	9,076	27,225	7,779
Mr. Scott	9,076	27,225	7,779

*	Mr. Vandenberghe received a reduced award because of his announced intention to retire in May 2008.

**	Target level of performance units. The actual amount earned may range from 0% to a maximum of 150%. Each performance unit, if earned, has a value of $30.

Management Stock Ownership Guidelines

The Compensation Committee had historically implemented stock ownership guidelines providing that our officers achieve, within five years of reaching senior officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. In 2007, the Compensation Committee modified the guidelines to provide for specified share or share-equivalent ownership levels rather than a value of share ownership based on a multiple of an executive’s base salary. This change mitigates the effect of stock price volatility and retains, as a fundamental objective, significant stock ownership by senior management. The stock ownership guidelines were intended to create a strong link between our long-term success and the ultimate compensation of our officers. Compliance with the guidelines is determined in January of each year. If an executive does not comply with the guidelines (which are subject to certain transition rules), the Company may pay up to 50% of his annual incentive award in the form of stock until he is in compliance. The stock ownership levels which must be achieved by our senior officers within the five-year period (subject to certain transition rules) are as follows:

Required Share
Position	Ownership Level

Chief Executive Officer	125,000 shares
Vice Chairman and Executive Vice President	50,000 shares
Senior Vice Presidents	35,000 shares
Corporate Vice Presidents	15,000 shares

Share ownership targets for officers reaching age 60 are reduced by 10% annually through age 65. For information regarding the share and share-equivalent ownership levels of our Named Executive Officers, see “Directors and Beneficial Ownership — Security Ownership of Certain Beneficial Owners and Management” on page 16.

Management Stock Purchase Plan

To further its goal of aligning the interests of officers and key employees with those of our stockholders, the Compensation Committee permits our Named Executive Officers and certain other management personnel to participate in the Management Stock Purchase Plan. The program is part of the Long-Term Stock Incentive Plan and, in 2007, there were approximately 223 eligible participants. Under this program, members of management can elect to defer a portion of their base salary and/or annual incentive bonuses and receive restricted stock units credited at a discount to the fair market value of our common stock. Executive participants in the MSPP are also subject to the stock ownership guidelines describe above. The discount rates on restricted stock units purchased with deferred salary or bonus are based on the following scale:

		Value of Restricted Stock Units
Total Dollar Amount of Salary and Bonus Deferrals, Expressed	Applicable	Received as a Percentage of the
as a Percentage of the Participant’s Base Salary	Discount Rate	Amount Deferred

15% or less	20%	125%
Over 15% and up to 100%	30%	143%
Over 100%	20%	125%

Participants in the MSPP are electing to invest their personal wealth in Company stock for a significant period of time. In consideration for deferring their 2007 base salary and 2007 bonus in a deferral election made in December 2006, participants were credited with a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% or 143% of the amount deferred divided by the fair market value of a share of common stock determined in a manner approved by the Compensation Committee. This formula effectively provided participants with a 20% or 30% discount on restricted stock units credited under the Plan, depending on the amount of the deferral as set forth in the above table. For restricted stock units credited in March 2007 for 2007 base salary deferral elections, the fair market value of a share of common stock was based on the average of the closing trading prices of our common stock during the last five trading days of 2006, which was $29.64 per share. For restricted stock units to be credited in March 2008 for 2007 bonus deferral elections, the fair market value of a share of common stock was based on the average of the closing trading prices during the last five trading days of 2007, which was $28.37 per share.

Generally, a participant must hold restricted stock units and remain employed for at least three years following the grant date, at which time the participant receives, net of taxes, a number of shares of common stock equal to the restricted stock units held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he had held shares of common stock rather than restricted stock units, together with accrued interest on such dividends.

Equity Award Policy

We do not time the grant of equity awards in coordination with the release of material non-public information. Our equity awards are generally approved and effective on the dates of our regularly scheduled Compensation Committee meetings. In 2006 the Compensation Committee approved and formalized our equity award policy. It provides that the effective grant date of equity awards must be either the date of Compensation Committee or other committee approval or some future date specifically identified in such approval. The exercise price of stock options and grant price of stock appreciation rights shall be the closing market price of our common stock on the grant date. The Compensation Committee must approve all awards to our executive officers. An aggregate award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

Retirement Plan Benefits

Our Named Executive Officers participate in our retirement savings plan, qualified pension plan, pension equalization plan and supplemental savings plan. The general terms of these plans and formulas for calculating benefits thereunder are summarized following the 2007 Summary Compensation Table, 2007 Pension Benefits table and 2007 Nonqualified Deferred Compensation table, respectively, in the “Executive Compensation” section beginning on page 32. These benefits provide rewards for long service to the Company and an income source in an executive’s post-employment years. In 2006, we elected to freeze our salaried defined benefit pension plan effective December 31, 2006 and established a defined contribution retirement plan effective January 1, 2007 (including corresponding qualified and non-qualified benefit components). This action also resulted in the freeze of benefit accruals under the Lear Corporation Pension Equalization Program and a related portion of the Lear Corporation Executive Supplemental Savings Plan (collectively, the “SERP”).

In making this transition, we considered that from a financial perspective the volatility of the market makes the costs associated with funding a defined benefit plan increasingly unpredictable. In contrast, the more predictable cost structure of a defined contribution plan makes it easier to effectively budget and manage plan expenses. In general, our pension and retirement benefits are competitive with those of other companies in our comparator groups, but only if executives retire at the normal retirement age of 65. Our plans do not provide for enhanced credits or benefits upon early retirement.

In December 2007, the Compensation Committee approved further amendments to the SERP to (i) comply with changes in the tax laws (pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) governing the permitted timing of distributions from non-qualified deferred compensation plans such as the SERP and (ii) provide for the payment of vested benefits to SERP participants in equal installments over a 5-year period beginning at age 60. For an active participant eligible to receive benefits, after-tax amounts that would otherwise be payable are used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until he retires or otherwise terminates employment with the Company. Under these SERP amendments, all distributions under the SERP will be completed within five years after the last participant vests or turns age 60, whichever is later. In approving these amendments to the SERP, the Compensation Committee recognized the value of funding pension benefits accumulated by participants over long tenures of service, while stipulating that in-service distribution and withdrawal of retirement assets be prohibited.

Termination/Change in Control Benefits

As described in detail and quantified beginning on page 47, our Named Executive Officers receive certain benefits under their employment agreements upon certain termination of employment events, including a termination following a change in control of the Company. They also receive, as do all employees who hold equity awards, accelerated or pro rata vesting of equity awards upon a change in control of the Company. These benefits are intended to ensure that senior management is not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership. In March 2005, the Compensation Committee, in connection with its review of our executive severance program, approved amendments to the employment agreements for our senior executives which reduced severance benefits by one-third. In addition, we increased the ownership threshold for defining a “change in control” event from 20% to 25% in our equity award grants beginning in November 2006. The Compensation Committee regularly reviews termination and change in control benefits, most recently in connection with the proposed merger with affiliates of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.), and continues to believe that the severance benefits in connection with certain terminations of employment and the accelerated equity award vesting upon a change in control constitute reasonable levels of protection for our executives.

On October 3, 2007, we entered into a Separation Agreement with Mr. DelGrosso. In accordance with the terms of his employment agreement, the Separation Agreement provides for two years of severance payments (base salary plus bonus), pro-rata vesting of outstanding equity awards, and, in general, continuation of health, welfare and other benefits during the severance period. In return for agreeing to broader non-competition and confidentiality protections (beyond what was required under his employment agreement) for Lear under the terms of the Separation Agreement, we agreed that Mr. DelGrosso would be eligible for a bonus for the entire 2007 fiscal year (instead of a pro-rata bonus as provided in his employment agreement), to the extent that a bonus was payable based on Lear’s performance. Amounts payable to Mr. DelGrosso in connection with his separation are specified in more detail in “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page 47.

New Employment and Consulting Agreements

On November 15, 2007, we entered into a new employment agreement with Mr. Rossiter. The terms of his employment agreement are generally consistent with the terms of his prior employment agreement except as described below. The employment agreement has a fixed term from November 15, 2007 to December 31, 2010. The term of the employment agreement may be extended by Lear on or before December 31, 2009 for one year (and may be extended for additional one-year periods if a notice of renewal is given by Lear at least one year prior to the scheduled expiration of the term). Mr. Rossiter’s base salary was increased to $1,250,000 with a target bonus of no less than 150% of his base salary under Lear’s annual incentive compensation plan. The termination provisions of the employment agreement are materially consistent with the terms of Mr. Rossiter’s prior agreement, except that his severance benefit was reduced to one year’s salary and bonus in the third year of the Agreement. The Agreement also modifies and extends Mr. Rossiter’s non-competition obligations and contemplates that Mr. Rossiter will enter into a one-year consulting agreement with Lear upon the termination of the Agreement. General terms of the employment agreements with our other Named Executive Officers are summarized in “Executive Compensation — 2007 Summary Compensation Table — Employment Agreements” beginning on page 34.

On November 15, 2007, we entered into a consulting agreement with Mr. Vandenberghe, effective upon his expected retirement from Lear on May 31, 2008. This agreement will allow the Company to continue to benefit from Mr. Vandenberghe’s knowledge and experience during this period. Under the terms of the consulting agreement, Mr. Vandenberghe will receive cash compensation of $700,000 during the one-year term of the Consulting Agreement and will provide transition, consulting and other related services to Lear. The restrictive covenants in his existing employment agreement will continue to apply until two years after the end of the consulting period.

Health, Welfare and Certain Other Benefits

To remain competitive in the market for a high caliber management team, Lear provides its executive officers, including our Chief Executive Officer, with health, welfare and other fringe benefits. The Estate Preservation Plan, in which certain of our senior executives participate, provides the beneficiaries of a participant with death benefits which may be used to pay estate taxes on inherited common stock. In addition, in the past we had provided certain perquisites, including financial counseling services, reimbursement of country club membership dues, the use of a company automobile and limited personal use of the corporate aircraft. In certain instances, the Company had also provided tax gross-up payments for the imputed income associated with such perquisites. Beginning in 2006 for our Named Executive Officers, we transitioned from the provision of individual perquisites toward the provision to each executive of an aggregate perquisite allowance. This gives the executives the ability to choose the form of benefit and eliminates our cost of administering the perquisites program. We also permit limited personal use of the company aircraft by our most senior executives. In addition, in limited circumstances we will pay or reimburse certain senior executives for initiation fees related to social club and country club memberships, provided that the executive must repay the fees (with the amount reduced by 20% per elapsed year) to the Company if he is terminated for cause or voluntarily terminates employment within five years of such payment or reimbursement. For additional information regarding perquisites, please see “Executive Compensation — 2007 Summary Compensation Table” beginning on page 32 and notes 5 and 8 through 14 to the 2007 Summary Compensation Table.

Tax Treatment of Executive Compensation

One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code applies to Lear by limiting the deductibility of non-performance based compensation in excess of $1,000,000 paid to the Chief Executive Officer (or an individual acting in such a capacity), and the three next highest compensated officers other than the Chief Financial Officer (or an individual acting in such a capacity) appearing in the 2007 Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation; however, there are instances where the Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. For example, as described above, in 2007 the Compensation Committee chose to increase Mr. Rossiter’s salary to $1,250,000 from $1,100,000, thereby making an additional $150,000 of it non-deductible. In making this decision, the committee weighed the cost of this non-deductible compensation against the benefit of awarding competitive compensation to our Chief Executive Officer.

The Company intends to comply with the requirements of Internal Revenue Code Section 409A. Under Section 409A, amounts deferred by or on behalf of an executive officer under a nonqualified deferred compensation plan (such as the Pension Equalization Program, Executive Supplemental Savings Plan or Management Stock Purchase Plan) may be included in gross income when deferred and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Stock appreciation rights may be exempt from Section 409A if the right satisfies certain requirements (i.e., the grant price is not less than the fair market value on the grant date, the number of shares subject to right is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the Pension Equalization Program, Executive Supplemental Savings Plan, stock appreciation right awards, Management Stock Purchase Plan, and other applicable plans and awards consistent with Section 409A requirements.

Impact of Accounting Treatment

We have generally considered the accounting treatment of various forms of awards in determining the components of our overall compensation program. For example, we considered the commencement of option expensing under the fair value accounting guidance of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 as a factor in switching from option awards to restricted stock units in 2003. In addition, we have generally sought to grant stock-settled equity awards which receive fixed accounting treatment as opposed to cash-settled equity awards which receive variable accounting treatment. We intend to continue to evaluate these factors in the future.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers of the Company (our “Named Executive Officers”) during the last completed fiscal year. The footnotes accompanying the 2007 Summary Compensation Table generally explain amounts reported for 2007. For a detailed explanation of the 2006 amounts, see the footnotes to the 2006 Summary Compensation Table.

2007 Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other		Total
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Compensation
Principal Position	Year	(1)	(1)(2)	(3)	(4)	(1)(2)	Earnings	(5)		(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Robert E. Rossiter,	2007	$1,119,318	—	$2,018,124	$509,231	$2,310,000	$3,385,305 (7)	$638,230	(8)	$9,980,208
Chairman, Chief	2006	$1,100,000	$132,000	$2,540,097	$944,106	$693,000	$697,329	$192,344		$6,298,876
Executive Officer and President
James H. Vandenberghe,	2007	$925,000	—	$1,344,971	$197,016	$1,295,000	$1,939,112 (7)	$380,265	(9)	$6,081,364
Vice Chairman and Former Chief	2006	$925,000	$74,000	$1,417,369	$524,503	$388,500	$416,243	$93,658		$3,839,273
Financial Officer
Daniel A. Ninivaggi,	2007	$737,500	—	$509,219	$249,501	$826,000	$32,883 (7)	$128,395	(10)	$2,483,498
Executive Vice President,	2006	$572,917	$169,850	$863,627	$232,497	$150,150	$30,089	$57,716		$2,076,846
Strategic & Corporate Planning and Former General Counsel
James M. Brackenbury,	2007	$525,000	—	$369,008	$193,445	$441,000	$240,163 (7)	$343,668	(11)	$2,112,284
Senior Vice President and President, European Operations
Raymond E. Scott,	2007	$525,000	—	$400,713	$193,445	$441,000	$141,619 (7)	$264,233	(12)	$1,966,010
Senior Vice President and	2006	$453,958	$22,560	$455,591	$224,021	$118,440	$28,082	$139,700		$1,442,352
President, Global Electrical and Electronic Systems
Matthew J. Simoncini,	2007	$459,659	$50,000	$256,600	$133,368	$388,500	$39,918 (7)	$97,159	(13)	$1,425,204
Senior Vice President and Chief Financial Officer
Douglas G. DelGrosso,	2007	$574,621	—	$1,122,073	$717,876	$804,153	$506,183 (7)	$1,410,003	(14)	$5,134,909
Former President and Chief	2006	$770,000	$74,000	$1,013,164	$466,709	$388,500	$82,210	$0		$2,794,583
Operating Officer

(1)	These amounts include any amounts deferred under the Executive Supplemental Savings Plan (ESSP). Under the ESSP, Messrs. Rossiter and Vandenberghe deferred $55,938 and $46,250 of their 2007 salaries, respectively. These amounts, together with any amounts of 2006 aggregate bonuses that were payable in 2007 and deferred under the ESSP ($28,875 for Mr. Rossiter, $16,187 for Mr. Vandenberghe and $34,688 for Mr. DelGrosso) are reported in column (b) of the 2007 Nonqualified Deferred Compensation table. In addition, under the Management Stock Purchase Plan (MSPP), Named Executive Officers elected to defer portions of their 2007 salaries and bonuses. Salaries and bonuses are reported without giving effect to any amount deferred under the MSPP. The Named Executive Officers deferred the following amounts of their total salary and bonus earned in 2007 under the MSPP: Mr. Ninivaggi, $165,200; Mr. Scott, $25,000; and Mr. Simoncini, $388,500. Amounts deferred under the MSPP are used to purchase restricted stock units at a discount to the fair market value of our common stock. The respective amounts charged as an expense to the Company in 2007 for this premium portion is reflected as part of the total amount reported in the stock awards column. For further information regarding the MSPP, see “Compensation Discussion and Analysis” above and the 2007 Grants of Plan-Based Awards table (including notes 4 and 5 thereto) beginning on page 36.

(2)	The total annual incentive bonus for 2007 is disclosed in column (g), except with respect to Mr. Simoncini, for whom the total annual incentive bonus is divided between columns (d) and (g). The amounts shown in column (g) were earned based on the pre-established criteria approved by the Compensation Committee. The amount shown in column (d) is the discretionary portion of the annual incentive bonus that was approved by the Compensation Committee.

(3)	Represents the compensation costs of restricted stock units, restricted stock and performance shares for financial reporting purposes for the year under FAS 123(R). There can be no assurance that the FAS 123(R) value will ever be realized. See Note 12 of the Company’s financial statements for 2007, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values. Beginning in 2006 when we adopted FAS 123(R), for retirement eligible grantees, the first half of the annual (non-MSPP) restricted stock unit grants is expensed in the year of the grant and the second half is expensed over two years. The full amount of Mr. Vandenberghe’s November 2007 restricted stock unit award was expensed in 2007.

(4)	Represents the compensation costs of stock-settled stock appreciation rights for financial reporting purposes for the year under FAS 123(R). See Note 12 of the Company’s financial statements for 2007, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values. Beginning in 2006 when we adopted FAS 123(R), for retirement eligible grantees, the entire amount is expensed in one year. There can be no assurance that the FAS 123(R) values will ever be realized.

(5)	The amount shown in column (i) reflects for each Named Executive Officer (with those amounts in each category in excess of $10,000 specifically noted):

•  matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Lear Corporation Salaried Retirement Program (including the Retirement Savings Plan and the Pension Savings Plan) (described below) and the Executive Supplemental Savings Plan (described in the narratives accompanying the “2007 Pension Benefits” table and the “2007 Nonqualified Deferred Compensation” table) as follows:

		ESSP/ Pension
	Pension Savings	Savings Plan		Retirement Savings
	Plan Qualified	Nonqualified	ESSP Matching	Plan Matching
Name	Contribution	Contribution	Contribution	Contribution

Mr. Rossiter	$23,100	$317,289	$66,498	$6,400
Mr. Vandenberghe	23,687	217,542	46,219	5,813
Mr. Ninivaggi	11,550	49,950	6,000	1,162
Mr. Brackenbury	25,625	74,594	5,288	3,875
Mr. Scott	14,438	33,075	16,538	8,437
Mr. Simoncini	14,438	26,599	4,500	8,304
Mr. DelGrosso	17,325	63,000	17,305	7,266

• imputed income with respect to life insurance coverage (for all of our Named Executive Officers other than Mr. Vandenberghe);

• life insurance premiums paid by the Company, including $12,587 in premiums for Mr. Rossiter and $12,734 in premiums for Mr. Vandenberghe; and

•  a perquisite allowance provided by the Company that is equal to the greater of 7.5% of the executive’s base salary rate and $42,000, which amounted to allowances as follows: Mr. Rossiter, $83,906; Mr. Vandenberghe, $69,372; Mr. Ninivaggi, $55,313; Mr. Brackenbury, $42,000; Mr. Scott, $42,000; Mr. Simoncini, $42,141; and Mr. DelGrosso, $43,358.

(6)	For each Named Executive Officer, the percentages of total compensation in 2007 disclosed in column (j) that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. Rossiter, base salary 11.2%, bonus 23.1%; Mr. Vandenberghe, base salary 15.2%, bonus 21.3%; Mr. Ninivaggi, base salary 29.7%, bonus 33.3%; Mr. Brackenbury, base salary 24.9%, bonus 20.9%; Mr. Scott, base salary 26.7%, bonus 22.4%; Mr. Simoncini, base salary 32.3%, bonus 30.8%; and Mr. DelGrosso, base salary 11.2%, bonus 15.7%.

(7)	Represents the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the prior fiscal year’s audited financial statements to the respective measurement date for the covered fiscal year. These amounts primarily consist of the increase resulting from the change in the measurement dates and present value calculation assumptions pertaining to the Pension Equalization Program and the Executive Supplemental Savings Plan as described in note 2 to the 2007 Pension Benefits table on page 43. Effective December 31, 2006, we elected to freeze our tax-qualified U.S. salaried defined benefit pension plan and the related non-qualified benefit plans. In conjunction with this, we established a new defined contribution retirement plan (the Pension Savings Plan) for our salaried employees effective January 1, 2007 and began making qualified and non-qualified contributions under the plan for 2007, which contributions are described in note 5 above.

(8)	In addition to the items disclosed in note 5 above, the amount in column (i) includes the aggregate incremental cost of $111,680 for personal use of the corporate aircraft and an associated tax gross-up of $12,493. The value of the personal use of the corporate aircraft is calculated based on the incremental variable cost to the Company, including fuel, flight crew travel expenses, landing fees, ground transportation fees, catering, and other miscellaneous variable expenses. Fixed costs, which do not change based on usage, such as lease expense, insurance, and aviation management service fees, are excluded as the corporate aircraft is used predominantly for business purposes.

(9)	In addition to the items disclosed in note 5 above, the amount in column (i) includes the aggregate incremental cost of $3,451 for personal use of the corporate aircraft, which was determined based on the variable cost to the Company of such use (determined in the manner described in note 8 above), and an associated tax gross-up of $290 and leased vehicle transition fees of $1,157.

(10)	In addition to the items disclosed in note 5 above, the amount in column (i) includes leased vehicle transition fees of $2,239.

(11)	In addition to the items disclosed in note 5 above, the amount in column (i) includes $189,659 relating to Mr. Brackenbury’s overseas assignment compensation (which primarily reflects tax equalization payments, reimbursement for dependent education expenses, relocation expenses and foreign housing costs and certain associated tax gross-ups).

(12)	In addition to the items disclosed in note 5 above, the amount in column (i) includes $90,000 relating to country club membership initiation fees and $61,165 for a related tax gross-up payment and an offset of $3,601 in net tax reimbursements paid by Mr. Scott to Lear related to a prior foreign assignment.

(13)	In addition to the items disclosed in note 5 above, the amount in column (i) includes an offset amount of $4,680 in net tax reimbursements paid by Mr. Simoncini to Lear related to a prior foreign assignment.

(14)	In addition to the items disclosed in note 5 above, the amount in column (i) includes total severance amounts of $1,281,276 owed to Mr. DelGrosso for 2007. For more information regarding Mr. DelGrosso’s severance payments, including amounts payable after 2007, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” This total severance amount for 2007 includes a salary continuation amount of $119,129, a perquisite allowance lump sum payment of $142,744, a base salary and bonus (based on the highest annual bonus received during the period of two calendar years preceding termination, which was $462,500) severance payment of $525,907, a 2007 bonus payment of $490,847 (representing the additional amount paid to him by virtue of his receiving a full bonus for 2007 instead of a pro rata bonus, in accordance with his negotiated separation agreement), and health and welfare continuation amount of $2,649. Mr. DelGrosso’s amount in column (i) was offset by net tax reimbursements of $22,037 paid by Mr. DelGrosso to Lear related to his foreign assignment. For more information regarding Mr. DelGrosso’s severance benefits, see “Compensation Discussion and Analysis — Termination/Change in Control Benefits” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. The new employment agreement with Mr. Rossiter has a fixed term ending on December 31, 2010 and contemplates that Mr. Rossiter will enter into a one-year consulting agreement with Lear thereafter. Unless terminated earlier pursuant to a written notice of termination provided by us or the executive, each employment agreement with our other Named Executive Officers remains in effect until the earlier of (i) the date two years after a written notice of non-renewal is provided by us or the executive or (ii) the date the executive reaches his normal retirement date under our retirement plan for salaried employees then in effect. Each employment agreement specifies the annual base salary for the executive, which may be increased at the discretion of the Compensation Committee. In addition, the employment agreements specify that the executives are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each Named Executive Officer is also eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. Under the employment agreements, the Company may generally reduce an executive’s base salary or bonus, defer payment of his compensation, or eliminate or modify his benefits, without giving rise to a claim of constructive termination, so long as such changes are made for all executive officers of the Company; however, any such actions by the Company within one year after a change in control (as defined in the employment agreement) would give the executive a basis for termination for good reason.

Each executive who enters into an employment agreement has agreed to comply with certain confidentiality covenants both during employment and after termination. Each executive, other than Mr. Rossiter, also agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of termination unless he is terminated by us for cause, pursuant to a notice of non-renewal from us, or if he terminates employment for other than good reason, in which cases he agreed to comply with such covenants for one year after the date of termination. Mr. Rossiter agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of his termination for any reason or, if later, two years after the end of his consulting period. Upon any transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of each executive’s employment agreement.

For additional information related to the new employment agreement with Mr. Rossiter and the consulting agreement with Mr. Vandenberghe, see “Compensation Discussion and Analysis — New Employment and Consulting Agreements.” For information related to the Separation Agreement with Mr. DelGrosso, see “Compensation Discussion and Analysis — Termination/Change in Control Benefits.”

Lear Corporation Salaried Retirement Program

The Lear Corporation Salaried Retirement Program (“Retirement Program”) is comprised of two components: (1) the Retirement Savings Plan and (2) the Pension Savings Plan. We established the Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for eligible employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to contribute, on a pre-tax basis, a portion of his eligible compensation in each year. The Retirement Savings Plan was originally established with a Company matching provision of 50%, 75%, or 100% on an employee’s contribution up to a maximum of 5% of an employee’s eligible compensation, depending on years of service. Effective January 1, 2002, matching contributions were suspended, but were subsequently reinstated effective April 1, 2003 at a reduced rate of 25% or 50% on an employee’s contribution up to a maximum of 5% of the employee’s eligible compensation, depending on years of service. In addition, the Retirement Savings Plan was amended effective January 1, 2003 to allow for discretionary Company matching contributions. Company matching contributions are initially invested in a balanced fund and can be transferred by the participant to other funds under the Retirement Savings Plan at any time. Matching contributions generally become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. The matching contributions were suspended as of July 1, 2006, and were subsequently reinstated effective as of January 1, 2007.

Effective January 1, 2007, we established the Pension Savings Plan as a component of the Retirement Program. Under the Pension Savings Plan, we make contributions to each eligible employee’s Pension Savings Plan account based on his “points,” which are the sum total of the employee’s age and years and months of service as of January 1 of the plan year. Based on an employee’s points, we contribute: (1) from 3% to 8% of compensation up to the Social Security Taxable Wage Base and (2) from 4.5% to 12% of compensation over the Social Security Taxable Wage Base. For the 2007 through 2011 plan years, we will make additional contributions on behalf of employees who have at least 70 points and who were eligible employees on December 31, 2006 as follows: (1) from 3.5% to 4% of compensation up to the Social Security Taxable Wage Base and (2) from 5.25% to 5.7% of compensation over the Social Security Taxable Wage Base. All Pension Savings Plan contributions are generally determined as of June 30th and December 31st of each calendar year, provided that the employee is actively employed on such date, and allocated as soon as administratively practicable thereafter.

2007 Grants of Plan-Based Awards

The following table discloses the grants of plan-based awards to our Named Executive Officers in 2007. The approval date of each grant was the same as the grant date, except where specifically indicated in the table.

											All	All Other
											Other	Option
											Stock	Awards:		Grant
								Estimated Future Payouts			Awards:	Number		Date
					Estimated Possible Payouts			Under Equity Incentive			Number	of	Exercise	Fair
					Under Non-Equity Incentive			Plan Awards			of	Securities	or Base	Value of
					Plan			(1)			Shares	Under-	Price of	Stock
					Awards					Maxi-	of Stock	lying	Option	and
							Maxi-	Threshold	Target	mum	or Units	Options	Awards	Option
Name	Grant Date		Approval		Threshold	Target	mum	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
(a)	(b)		Date		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(1)(2)

Robert E. Rossiter	2/08/2007	(3)			$303,750	$607,500	$911,250
	3/15/2007	(4)	11/09/2006	(5)							10,934			$76,613
	3/29/2007	(6)			$0	$1,650,000	$2,310,000
	11/14/2007	(7)			$384,105	$768,210	$1,152,315
	11/14/2007							9,278	18,556	27,834				$626,265
	11/14/2007	(8)									29,874			$1,008,248
	11/14/2007	(9)										89,625	$33.75	$1,236,825
James H. Vandenberghe	2/08/2007	(3)			$168,750	$337,500	$506,250
	3/15/2007	(4)	11/09/2006	(5)							5,851			$34,702
	3/29/2007	(6)			$0	$925,000	$1,295,000
	11/14/2007							3,900	7,801	11,701				$263,284
	11/14/2007	(8)									15,250			$514,688
Daniel A. Ninivaggi	1/31/2007	(10)	11/09/2006	(10)							5,906			$200,000
	2/08/2007	(3)			$130,500	$261,000	$391,500
	3/15/2007	(4)	11/09/2006	(5)							5,536			$36,115
	3/29/2007	(6)			$0	$590,000	$826,000
	11/14/2007	(7)			$155,415	$310,830	$466,245
	11/14/2007							2,952	5,904	8,856				$199,260
	11/14/2007	(8)									12,088			$407,970
	11/14/2007	(9)										36,264	$33.75	$500,443
James M. Brackenbury	2/08/2007	(3)			$81,000	$162,000	$243,000
	3/15/2007	(4)	11/09/2006	(5)							2,973			$17,633
	3/29/2007	(6)			$0	$315,000	$441,000
	11/14/2007	(7)			$116,685	$233,370	$350,055
	11/14/2007							2,108	4,217	6,325				$142,324
	11/14/2007	(8)									9,076			$306,315
	11/14/2007	(9)										27,225	$33.75	$375,705
Raymond E. Scott	2/08/2007	(3)			$81,000	$162,000	$243,000
	3/15/2007	(4)	11/09/2006	(5)							7,548			$57,746
	3/29/2007	(6)			$0	$315,000	$441,000
	11/14/2007	(7)			$116,685	$233,370	$350,055
	11/14/2007							2,108	4,217	6,325				$142,324
	11/14/2007	(8)									9,076			$306,315
	11/14/2007	(9)										27,225	$33.75	$375,705
Matthew J. Simoncini	2/08/2007	(3)			$81,000	$162,000	$243,000
	3/15/2007	(4)	11/09/2006	(5)							5,422			$40,713
	3/29/2007	(6)			$0	$277,500	$388,500
	11/14/2007	(7)			$130,980	$261,960	$392,940
	11/14/2007							1,686	3,373	5,059				$113,839
	11/14/2007	(8)									10,188			$343,845
	11/14/2007	(9)										30,561	$33.75	$421,742
Douglas G. DelGrosso	2/08/2007	(3)			$168,750	$337,500	$506,250
	3/15/2007	(4)	11/09/2006	(5)							4,876			$28,918
	3/29/2007	(6)			$0	$925,000	$1,295,000

(1)	Represents the performance share awards granted under the Long-Term Stock Incentive Plan for the 2007 through 2009 performance period.

(2)	See Note 12 of the Company’s financial statements for 2007, incorporated by reference in this proxy statement, for the assumptions made in determining FAS 123(R) values.

(3)	Represents the cash-settled performance units granted under the Long-Term Stock Incentive Plan for the 2007 through 2009 performance period. Preliminary award amounts were approved in November 2006 and then finalized and granted in February 2007.

(4)	Represents total restricted stock units awarded under the Management Stock Purchase Plan (MSPP) in 2007 based on deferral elections with respect to salary and bonus. The Grant Date Fair Value, however, reflects only the premium portion (as a result of the discounted unit price) awarded to each Named Executive Officer based on such officer’s deferral election.

(5)	The Compensation Committee approved the 2007 Management Stock Purchase Plan Terms and Conditions at its meeting in November 2006.

(6)	The threshold, target and maximum amounts represent 0%, 100% and 140%, respectively, of the total bonus opportunity for each Named Executive Officer. The total bonus opportunity for the Named Executive Officers is based on a percentage of base salary, which was 150% for Mr. Rossiter, 100% for Mr. Vandenberghe, 80% for Mr. Ninivaggi, 60% for Messrs. Brackenbury, Scott, and Simoncini, and 100% for Mr. DelGrosso. Amounts actually paid for 2007 performance were equal to the maximum possible payouts (140% of target), except with respect to Mr. Simoncini, who received an additional discretionary amount. Those amounts are set forth in columns (d) and (g) of the 2007 Summary Compensation Table.

(7)	Represents cash-settled performance units granted under the Long-Term Stock Incentive Plan for the 2008 through 2010 performance period.

(8)	Represents restricted stock units granted under the Long-Term Stock Incentive Plan.

(9)	Represents stock-settled stock appreciation rights awarded under the Long-Term Stock Incentive Plan.

(10)	Represents restricted stock granted under the Long-Term Stock Incentive Plan. The Compensation Committee approved this grant on November 9, 2006. See “— Restricted Stock” below for more details.

Annual Incentives

A summary description of the Company’s Annual Incentive Compensation Plan is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives” beginning on page 23.

Restricted Stock Units

The Company’s equity-based awards to the Named Executive Officers for 2007 included restricted stock units. The restricted stock unit awards consisted of (i) restricted stock units granted under the Long-Term Stock Incentive Plan, which are valued based on the price of our common stock on the grant date and (ii) awards under the Management Stock Purchase Plan (MSPP) based on deferral elections with respect to salary and bonus earned in the respective years. Restricted stock units are converted into shares of our common stock on a one-for-one basis, net of taxes, on the respective vesting dates.

Other than with respect to Mr. Vandenberghe, one-half of the restricted stock units in clause (i) above vest on the second anniversary of the grant date, and the remaining half vest on the fourth anniversary of the grant date, provided the recipient remains employed by the Company and certain other conditions are satisfied. Mr. Vandenberghe’s restricted stock units in clause (i) above vest in their entirety on the second anniversary of the grant date. Delivery of shares is made at the time of vesting. With respect to the MSPP, the values of the restricted stock unit awards reported reflect the premium portions (as a result of the discounted unit price) awarded to each Named Executive Officer based on such officer’s deferral election, and such value is reported as of its respective grant date. The MSPP restricted stock units generally vest three years from the date of grant.

Holders of restricted stock units are entitled to dividend equivalents if and when cash dividends are declared and paid on our common stock. The dividend equivalents are calculated by multiplying the dividend amount by the number of restricted stock units held. The dividend equivalents are credited to an account established by the Company for bookkeeping purposes only and credited monthly with interest at an annual rate equal to the prime rate. Dividend equivalents vest in accordance with the vesting schedule of the restricted stock units to which they relate.

Restricted Stock

In recognition of his promotion and expanded responsibilities in 2006, on November 9, 2006 the Compensation Committee approved an award of restricted stock to Mr. Ninivaggi with an aggregate grant date value of $500,000, less applicable withholding. $300,000 of the award was granted on November 9, 2006 and $200,000 was granted on January 31, 2007. These awards vested upon grant but had to be held until the earlier of the termination of Mr. Ninivaggi’s employment with the Company or January 31, 2008, before they were eligible for sale.

Stock Appreciation Rights

The Company’s equity-based awards to the Named Executive Officers for 2007 included stock-settled stock appreciation rights. The stock appreciation rights entitle the executive, upon exercise, to receive shares of our common stock equal to the aggregate difference between the grant price of each exercised stock appreciation right and the fair market value of one share of common stock on the date the stock appreciation right is exercised. The grant price was equal to the closing price of the Company common stock on the New York Stock Exchange on the grant date. The stock appreciation rights will vest and become exercisable on the third anniversary of the grant date, provided the recipient remains employed by the Company and certain other conditions are satisfied. The stock appreciation rights will expire seven years from the grant date, unless earlier exercised. If the executive retires after age 55 with 10 or more years of vesting service (as defined in the Pension Plan), the executive will be deemed vested in the stock appreciation rights that would have become vested during the 24 months following his retirement date and the executive will have 13 months from his retirement date to exercise the vested stock appreciation rights. If the recipient’s employment terminates due to death or disability, all stock appreciation rights will immediately vest in full and the recipient (or his beneficiary) will have 13 months to exercise the vested stock appreciation rights. Upon a termination of employment for any reason other than those described above, the recipient will have 30 days from the termination date to exercise vested stock appreciation rights. If a change in control (as defined in the Long-Term Stock Incentive Plan) of the Company occurs, all stock appreciation rights will immediately vest in full.

Performance Shares

On November 14, 2007, the Compensation Committee also approved performance share awards to certain members of the Company’s management under the terms of the Long-Term Stock Incentive Plan for the three-year period ending December 31, 2009. The number of performance shares actually earned will depend on the attainment of certain levels (threshold, target or superior) of two equally-weighted performance measures during the three-year period ending December 31, 2009: (i) improvement on return on invested capital and (ii) relative return to shareholders compared to a peer group consisting of component companies within the S&P 500 Index.

If any of the levels of performance are attained, performance shares will be paid out in shares of the Company’s common stock on a one-for-one basis after the end of the performance period. Attainment of the threshold level will result in a payout at 50% of the targeted level; attainment of the target level will result in a payout at 100% of the targeted level; and attainment of the superior level will result in a payout at 150% of the targeted level. In the alternative, the executives may earn a pro rata amount of performance shares in each year of the performance period to the extent such performance objectives are attained in any single year of the performance period. This alternative calculation will be applied if an executive would earn more performance shares thereby than by measuring performance over the three-year period. A summary of the performance objectives for the 2007-2009 performance share awards follows: (i) Improvement in Return on Invested Capital has threshold, target and superior levels of 3%, 5% and 7% per year average improvement, respectively; and (ii) Relative Return to Shareholders has threshold, target and superior levels if the Company is ranked above the 42nd, 57th and 85th percentile, respectively.

Cash-Settled Performance Units

On February 8, 2007, the Compensation Committee also approved cash-settled performance unit awards to certain members of the Company’s management under the terms of the Long-Term Stock Incentive Plan for the three-year period ending December 31, 2009. The number of performance shares actually earned will depend on the attainment of certain levels (threshold, target or superior) of compounded annual growth rate of the Company’s annual operating income during the three-year period ending December 31, 2009.

If any of the levels of performance are attained, the applicable cash amounts will be paid after the end of the performance period. Attainment of the threshold level will result in a payout at 50% of the targeted level; attainment of the target level will result in a payout at 100% of the targeted level; and attainment of the superior level will result in a payout at 150% of the targeted level. For the 2007-2009 cash-settled performance unit awards, the compounded annual growth rate of the Company’s annual operating income has threshold, target and superior levels of 5%, 10% and 15% per year average growth, respectively.

On November 14, 2007, the Compensation Committee also approved cash-settled performance unit awards to certain members of the Company’s management under the terms of the Long-Term Stock Incentive Plan for the three-year period ending December 31, 2010. The applicable cash amount actually earned will depend on the attainment of certain levels (threshold, target or superior) of two equally-weighted performance measures during the three-year period ending December 31, 2010: (i) improvement on return on invested capital (3%, 5% and 7% per year improvement, respectively) and (ii) compounded annual growth rate of the Company’s annual operating income (5%, 10% and 15% per year average growth, respectively). If any of the levels of performance are attained, the applicable cash amounts will be paid after the end of the performance period. Attainment of the threshold level will result in a payout at 50% of the targeted level; attainment of the target level will result in a payout at 100% of the targeted level; and attainment of the superior level will result in a payout at 150% of the targeted level.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock options, stock appreciation rights, restricted stock units and performance shares as of December 31, 2007 for each Named Executive Officer.

							Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
	Option Awards								Plan	Or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan				Market	Unearned	Unearned
				Awards:			Number	Value of	Shares,	Shares,
	Number of	Number of		Number of			of Shares	Shares or	Units or	Units or
	Securities	Securities		Securities			or Units	Units of	Other	Other
	Underlying	Underlying		Underlying			of Stock	Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised			That	That	That	That
	Options	Options		Unearned	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	Price	Date	(#)(5)	(6)	(#)(7)	(8)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert E. Rossiter	45,000	0		N/A	$54.22	5/12/2008	157,491	$4,491,005	37,977	$1,050,444
	81,250	0			$35.93	5/3/2011
	125,000	0			$41.83	6/14/2012
	101,250	50,625	(1)		$27.74	11/10/2012
	0	70,875	(2)		$31.32	11/9/2013
	0	89,625	(3)		$33.75	11/14/2014
James H. Vandenberghe	40,000	0		N/A	$54.22	5/12/2008	94,659	$2,698,270	15,967	$441,647
	50,000	0			$39.00	3/19/2009
	75,000	0			$41.83	6/14/2012
	56,250	28,125	(1)		$27.74	11/10/2012
	0	39,375	(2)		$31.32	11/9/2013
Daniel A. Ninivaggi	22,000	13,500	(1)	N/A	$27.74	11/10/2012	42,706	$1,207,208	10,318	$285,396
	0	30,450	(2)		$31.32	11/9/2013
	0	36,264	(3)		$33.75	11/14/2014
James M. Brackenbury	2,000	0		N/A	$54.22	5/12/2008	33,195	$941,857	8,278	$228,969
	10,000	0			$41.83	6/14/2012
	3,500	13,500	(1)		$27.74	11/10/2012
	0	18,900	(2)		$31.32	11/9/2013
	0	27,225	(3)		$33.75	11/14/2014
Raymond E. Scott	4,000	0		N/A	$54.22	5/12/2008	41,001	$1,161,606	8,278	$228,969
	25,000	0			$41.83	6/14/2012
	27,000	13,500	(1)		$27.74	11/10/2012
	0	18,900	(2)		$31.32	11/9/2013
	0	27,225	(3)		$33.75	11/14/2014
Matthew J. Simoncini	7,500	0		N/A	$41.83	6/14/2012	29,608	$831,000	6,286	$173,871
	9,380	4,690	(4)		$27.53	12/2/2012
	0	18,900	(2)		$31.32	11/9/2013
	0	30,561	(3)		$33.75	11/14/2014
Douglas G. DelGrosso	20,000	0		N/A	$54.22	5/12/2008	33,019	$955,709	4,309	$119,187
	30,000	0			$39.00	9/14/2008
	32,500	0			$35.93	9/14/2008
	50,000	0			$41.83	9/14/2008
	84,375	0			$27.74	9/14/2008
	36,093	0			$31.32	9/14/2008

(1)	Stock appreciation rights which vest on November 10, 2008.

(2)	Stock appreciation rights which vest on November 9, 2009.

(3)	Stock appreciation rights which vest on November 14, 2010.

(4)	Stock appreciation rights which vest on December 2, 2008.

(5)	The figures in column (g) include restricted stock unit awards (RSUs) granted under the Management Stock Purchase Plan (MSPP) and RSUs granted under the Long-Term Stock Incentive Plan (LTSIP) as follows:

	MSPP	MSPP	MSPP	LTSIP	LTSIP	LTSIP		LTSIP	LTSIP	LTSIP	LTSIP
	RSUs	RSUs	RSUs	RSUs	RSUs	RSUs		RSUs	RSUs	RSUs	RSUs
	Vesting	Vesting	Vesting	Vesting	Vesting	Vesting		Vesting	Vesting	Vesting	Vesting
	on	on	on	on	on	on		on	on	on	on
	3/14/08	3/14/09	3/14/10	11/9/08	11/13/08	11/10/09		11/11/09	11/14/09	11/9/10	11/14/11

Mr. Rossiter	24,014	15,606	10,934	11,813	22,500	8,437		22,500	14,937	11,813	14,937
Mr. Vandenberghe	17,582	13,123	5,851	6,563	12,540	4,687		12,500	15,250	6,563	—
Mr. Ninivaggi	1,379	1,103	5,536	5,075	5,100	2,250		5,100	6,044	5,075	6,044
Mr. Brackenbury	1,798	1,728	2,973	3,150	4,320	2,250		4,750	4,538	3,150	4,538
Mr. Scott	4,486	2,031	7,548	3,150	4,560	2,250		4,750	4,538	3,150	4,538
Mr. Simoncini	2,618	—	5,422	3,150	1,400	1,155	*	2,525	5,094	3,150	5,094
Mr. DelGrosso	—	—	—	6,563	9,000	4,394		8,550	—	4,512	—

*	For Mr. Simoncini, these RSUs vest on December 2, 2009.

In addition, Messrs. Rossiter and Vandenberghe are each entitled to receive two years’ vesting acceleration of their LTSIP restricted stock units upon retirement because they are over age 55 with ten years of service.

(6)	The total values in column (h) equal the total number of units held by each Named Executive Officer multiplied by the market price of Company stock at the close of the last trading day in 2007, which was $27.66 per share plus the following dividend equivalents:

	MSPP RSUs	LTSIP RSUs	LTSIP RSUs		LTSIP RSUs
	Vesting on	Vesting on	Vesting on		Vesting on
	March 14,	November 13,	November 10,		November 11,	Total Dividend
	2008	2008	2009		2009	Equivalents

Mr. Rossiter	$28,318	$62,315	$4,922		$39,249	$134,804
Mr. Vandenberghe	$20,733	$34,730	$2,734		$21,805	$80,002
Mr. Ninivaggi	$1,626	$14,125	$1,313		$8,896	$25,960
Mr. Brackenbury	$2,120	$11,964	$1,313		$8,286	$23,683
Mr. Scott	$5,290	$12,629	$1,313		$8,286	$27,518
Mr. Simoncini	$3,088	$3,877	$674	*	$4,405	$12,044
Mr. DelGrosso	—	$24,926	$2,563		$14,914	$42,403

*	For Mr. Simoncini, these RSUs and accompanying dividend equivalents vest on December 2, 2009.

(7)	The figures in column (i) represent the following performance shares awarded under the Long-Term Stock Incentive Plan, but do not include performance shares for the 2005-2007 performance period, which expired without payment:

	LTSIP Performance Shares for the	LTSIP Performance Shares for the
	2006-2008 Performance Period	2007-2009 Performance Period

Mr. Rossiter	19,421	18,556
Mr. Vandenberghe	8,166	7,801
Mr. Ninivaggi	4,414	5,904
Mr. Brackenbury	4,061	4,217
Mr. Scott	4,061	4,217
Mr. Simoncini	2,913	3,373
Mr. DelGrosso	4,309	—

(8)	The total values in column (j) equal the total number of shares held by each Named Executive Officer multiplied by the market price of Company stock at the close of the last trading day in 2007, which was $27.66 per share.

2007 Option Exercises and Stock Vested

The following table sets forth certain information regarding options that were exercised and stock-based awards that vested during 2007 for our Named Executive Officers.

			Stock Awards(1)
	Option Awards		Number of
	Number of		Shares Acquired
	Shares Acquired	Value	on Vesting		Value
	on Exercise	Realized on	(1)		Realized on
Name	(#)	Exercise	(#)		Vesting
(a)	(b)	(c)	(d)		(e)

Robert E. Rossiter	—	—	42,651	(2)	$1,665,360	(2)
			22,500	(3)	$774,953	(3)
			8,438	(4)	$280,950	(4)
James H. Vandenberghe	—	—	22,526	(2)	$879,586	(2)
			12,500	(3)	$430,530	(3)
			4,688	(4)	$156,091	(4)
Daniel A. Ninivaggi	5,000	$25,270	101	(2)	$3,946	(2)
			5,100	(3)	$175,656	(3)
			2,250	(4)	$74,916	(4)
			5,906	(5)	$200,000	(5)
James M. Brackenbury	10,000	$54,500	1,015	(2)	$39,459	(2)
			4,750	(3)	$163,601	(3)
			2,250	(4)	$74,916	(4)
Raymond E. Scott	—	—	5,615	(2)	$218,247	(2)
			4,750	(3)	$163,601	(3)
			2,250	(4)	$74,916	(4)
Matthew J. Simoncini	—	—	2,553	(2)	$99,238	(2)
			2,525	(3)	$86,967	(3)
			1,155	(6)	$34,672	(6)
Douglas G. DelGrosso	—	—	7,425	(2)	$288,601	(2)
			9,000	(3)	$309,594	(3)
			4,688	(4)	$156,006	(4)
			17,431	(7)	$534,252	(7)

(1)	Excludes performance shares for the 2005 to 2007 performance period, which expired without payment.

(2)	Vesting of restricted stock units under the Management Stock Purchase plan on March 14, 2007. Value realized on vesting includes dividend equivalents as follows: Mr. Rossiter, $89,821; Mr. Vandenberghe, $47,460; Mr. Ninivaggi, $214; Mr. Brackenbury, $2,139; Mr. Scott, $11,831; Mr. Simoncini, $5,378; and Mr. DelGrosso, $15,643.

(3)	Vesting of a portion of the restricted stock units granted under the Long-Term Stock Incentive Plan on November 11, 2004. Value realized on vesting includes dividend equivalents as follows: Mr. Rossiter, $38,753; Mr. Vandenberghe, $21,530; Mr. Ninivaggi, $8,784; Mr. Brackenbury, $8,181; Mr. Scott, $8,181; Mr. Simoncini, $4,349; and Mr. DelGrosso, $15,114.

(4)	Vesting of a portion of the restricted stock units granted under the Long-Term Stock Incentive Plan on November 10, 2005. Value realized on vesting includes dividend equivalents as follows: Mr. Rossiter, $4,859; Mr. Vandenberghe, $2,700; Mr. Ninivaggi, $1,296; Mr. Brackenbury, $1,296; Mr. Scott, $1,296; and Mr. DelGrosso, $2,615.

(5)	Number of shares of restricted stock that were fully vested when granted on January 31, 2007.

(6)	Vesting of a portion of the restricted stock units granted under the Long-Term Stock Incentive Plan on December 2, 2005. Value realized on vesting includes dividend equivalents of $669 for Mr. Simoncini.

(7)	Represents restricted stock unit (RSU) awards under the Management Stock Purchase Plan of 3,805 RSUs, 9,675 RSUs, and 3,951 RSUs, each of which vested upon Mr. DelGrosso’s termination on August 14, 2007, but were held until February 15, 2008 pursuant to the requirements of Section 409A of the Internal Revenue Code. The value shown is as of August 14, 2007 and includes total dividend equivalents of $4,162.

2007 Pension Benefits

		Number		Present
		of Years		Value of	Payments
		Credited		Accumulated	During
		Service		Benefit	Last Fiscal
Name	Plan name(s)	(#)		(1)(2)	Year
(a)	(b)	(c)		(d)	(e)

Robert E. Rossiter	Pension Plan (tax-qualified plan)	35.6	(3)	$613,103	$0
	Pension Equalization Program	35.6	(3)	$6,709,218	$0
	Executive Supplemental Savings Plan	35.6	(3)	$6,077,004	$0
James H. Vandenberghe	Pension Plan (tax-qualified plan)	34.0		$559,944	$0
	Pension Equalization Program	34.0		$3,959,854	$0
	Executive Supplemental Savings Plan	34.0		$2,875,819	$0
Daniel A. Ninivaggi(4)	Pension Plan (tax-qualified plan)	3.5		$26,911	$0
	Pension Equalization Program	3.5		$80,050	$0
	Executive Supplemental Savings Plan	3.5		$9,711	$0
James M. Brackenbury	Pension Plan (tax-qualified plan)	23.3		$251,783	$0
	Pension Equalization Program	23.3		$466,319	$0
	Executive Supplemental Savings Plan	23.3		$172,510	$0
Raymond E. Scott(5)	Pension Plan (tax-qualified plan)	18.4		$132,466	$0
	Pension Equalization Program	18.4		$220,512	$0
	Executive Supplemental Savings Plan	18.4		$142,987	$0
Matthew J. Simoncini(5)	Pension Plan (tax-qualified plan)	7.7		$71,939	$0
	Pension Equalization Program	7.7		$42,106	$0
	Executive Supplemental Savings Plan	7.7		$47,057	$0
Douglas G. DelGrosso	Pension Plan (tax-qualified plan)	22.9		$201,280	$0
	Pension Equalization Program	22.9		$1,012,185	$0
	Executive Supplemental Savings Plan	22.9		$528,633	$0

(1)	The present value of accumulated benefit under the Pension Plan (tax-qualified plan) for each Named Executive Officer is based on post-commencement valuation mortality and commencement of benefits at age 65, with an assumed discount rate applicable to a September 30, 2007 measurement of 6.25%, as used for financial accounting purposes. The present value of accumulated benefit under the Pension Equalization Program and the Executive Supplemental Savings Plan for each Named Executive Officer is based on payment of benefits in accordance with such plans (as described in the “-Pension Equalization Program” and “-Executive Supplemental Savings Plan” narrative beginning on page 45), with an assumed discount rate applicable to a December 31, 2007 measurement of 5.50%, as used for financial accounting purposes.

(2)	The applicable SEC rules require us to report pension amounts as of the same pension measurement date used for purposes of our audited financial statements in our Form 10-K. Historically, we have used a measurement date of September 30th for each year, but in 2007 we were required to switch to a December 31st measurement date for our supplemental pension plans. The measurement at December 31, 2007 was required for financial accounting purposes to reflect an amendment to the Pension Equalization Program and the pension make-up portion of the Executive Supplemental Savings Plan. The change in discount rate (from 6.25% to 5.50%) and adjustment in the payment schedule under the amended supplemental plans resulted in an increase in the present value of accumulated benefits from what otherwise would have been determined at September 30, 2007. By using a December 31, 2007 measurement date and different valuation assumptions as required under the amendments, the present value figures increased by the following amounts (which are reflected in the totals reported in column (d) above) for the Pension Equalization Program and Executive Supplemental Savings Plan, respectively: Mr. Rossiter, $1,605,479 and $1,454,194; Mr. Vandenberghe, $1,024,867 and $744,303; Mr. Ninivaggi, $26,580 and $3,224; Mr. Brackenbury, $141,531 and $52,358; Mr. Scott, $74,429 and $48,262; Mr. Simoncini, $13,259 and $14,818; and Mr. DelGrosso, $322,981 and $168,683.

(3)	Credited service is limited to 35 years for all purposes under the Pension Plan, the Pension Equalization Program and the Executive Supplemental Savings Plan Pension Make-up Account.

(4)	Mr. Ninivaggi was not vested in his Pension Plan benefits because he has less than five years of service. In addition, he was not vested in any of the Pension Equalization Program or Executive Supplemental Savings Plan Pension Make-up Account benefits he has accrued to date, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

(5)	Messrs. Scott and Simoncini are fully vested in their Pension Plan benefits. However, they are not vested in the Pension Equalization Program or the Executive Supplemental Savings Plan Pension Make-up Account, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

Qualified Pension Plan

The Named Executive Officers (as well as other eligible employees) participate in the Lear Corporation Pension Plan, which has been frozen as to any new benefits as of December 31, 2006. The Pension Plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee becomes a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements and other considerations.

The Pension Plan contains multiple benefit formulas. Under the principal formula which applies to all Named Executive Officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.

Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

Credited service under the Pension Plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the Pension Plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the Pension Plan become vested once the participant accrues five years of vesting service under the plan. Service performed after December 31, 2006 will continue to count towards vesting credit even though no additional benefits will accrue under the plan after that date.

Pension Equalization Program

The Pension Equalization Program, which has been frozen as to any new benefits as of December 31, 2006, provides benefits in addition to the Pension Plan. The Pension Plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The Pension Equalization Program is intended to supplement the benefits under the Pension Plan for certain highly paid executives whose Pension Plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Program benefit equals the difference between the executive’s actual vested accrued Pension Plan benefit and the Pension Plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered cash compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Program. Each of the Named Executive Officers participated in the Pension Equalization Program. The benefits under the Pension Equalization Program become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service. Vesting service will continue to accrue after December 31, 2006.

On December 18, 2007, the Pension Equalization Program was amended to provide for its termination and the wind down of the Company’s obligations pursuant thereto. All distributions will be completed within five years after the last participant vests or turns age 60, whichever is later. For an active participant who is eligible to receive benefits, amounts that would otherwise be payable will be used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until the participant retires or otherwise terminates employment with the Company.

Executive Supplemental Savings Plan

The Executive Supplemental Savings Plan has both defined benefit and defined contribution elements. The defined benefit element has been quantified and described in the 2007 Pension Benefits table and in the narrative below. The 2007 Nonqualified Deferred Compensation table below identifies the defined contribution components of the Executive Supplemental Savings Plan.

Defined Benefit Element

In addition to the Pension Plan and the Pension Equalization Program, we have established the Lear Corporation Executive Supplemental Savings Plan. The Executive Supplemental Savings Plan provides retirement benefits that would have been accrued through December 31, 2006 under the Pension Plan and/or the Pension Equalization Program if the participant had not elected to defer compensation under the plan or the Management Stock Purchase Plan (through a Pension Make-up Account). Participants become vested in the benefits under the Pension Make-up Account that are based on Pension Plan benefits (attributable to compensation up to the Internal Revenue Code compensation limits) after three years of vesting service. Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program (benefits based on compensation in excess of the Internal Revenue Code compensation limits) until they meet the vesting requirements of that program, as described above. On December 18, 2007, the Pension Make-up Account portion of the Executive Supplemental Savings Plan was also amended to provide for its termination and wind down in the same manner as the Pension Equalization Program described above.

Defined Contribution Element

The defined contribution components of the Executive Supplemental Savings Plan generally provide the following benefits:

•	Provides participants with the opportunity to make elective deferrals of compensation that could not be made under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan;

•	Provides a benefit for the amount of matching contributions that would have been made on behalf of a participant had the amounts contributed to the Executive Supplemental Savings Plan been contributed to the Retirement Savings Plan (“Savings Make-up Account”);

•	Provides a benefit for the amount of matching contributions that would have been made on behalf of a participant had the participant’s deferred compensation under the Management Stock Purchase Plan been contributed to the Savings Plan (“MSPP Make-up Account”);

•	Provides a defined contribution benefit of an amount that the participant would have received under the Pension Savings Plan but could not due to Internal Revenue Code limits applicable to the Pension Savings Plan; and

•	Provides a defined contribution benefit that would have accrued under the Pension Savings Plan if the participant had not elected to defer compensation under the Executive Supplemental Savings Plan and/or the Management Stock Purchase Plan.

Participants are always vested in amounts they elect to defer under the Executive Supplemental Savings Plan and they generally become vested in the other benefits under the Executive Supplemental Savings Plan after three years of vesting service (as defined in the Retirement Program). Payments under the Executive Supplemental Savings Plan are made in accordance with deferred compensation agreements made at the time a participant elects to defer compensation. Separate deferred compensation agreements may govern each year’s deferred compensation. Distributions from the Savings Make-up Account and MSPP Make-up Account are made at termination of employment in the same form and at the same time as payments made in accordance with a participant’s latest effective deferral election, but in no event in the form of a single lump sum made prior to January 1 following the date of the participant’s termination. Distributions of the excess Pension Savings Plan contributions are made in a lump sum in the calendar year following the year of the participant’s termination of employment. Plan earnings are credited at the monthly compound equivalent of the average of the 10-year Treasury Note rates, as published in the Wall Street Journal Midwest edition, in effect as of the first business day of each of the four calendar quarters preceding the calendar year.

2007 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate
	in Last FY	in Last FY	in Last	Withdrawals/	Balance at
Name	(1)	(2)	FY	Distributions	Last FYE
(a)	(b)	(c)	(d)	(e)	(f)

Robert E. Rossiter	$84,813	$383,787	$75,888	$0	$2,026,029
James H. Vandenberghe	$62,437	$263,761	$60,224	$0	$1,577,706
Daniel A. Ninivaggi	$0	$55,950	$2,703	$0	$103,157
James M. Brackenbury	$0	$79,882	$18,970	$0	$489,060
Raymond E. Scott	$0	$49,613	$7,696	$0	$212,510
Matthew J. Simoncini	$0	$31,099	$2,969	$49,669	$79,117
Douglas G. DelGrosso	$34,688	$80,305	$53,069	$52,780	$1,191,959

(1)	Amounts are included in columns (c), (d) or (g), as applicable, of the 2007 Summary Compensation Table.

(2)	Amounts are included in column (i) of the 2007 Summary Compensation Table.

Executive Supplemental Savings Plan

The defined contribution element of the Executive Supplemental Savings Plan is described in the narrative accompanying the 2007 Pension Benefits table above and is quantified in the 2007 Nonqualified Deferred Compensation table.

Potential Payments Upon Termination or Change in Control

The table below shows estimates of the compensation payable to each of our Named Executive Officers upon termination of employment with the Company. The amount each executive will actually receive depends on the circumstances surrounding his termination of employment. The amount payable is shown for each of six categories of termination triggers. All amounts are calculated as if the executive terminated effective December 31, 2007 (except with respect to Mr. DelGrosso whose actual termination date of August 14, 2007 is used). The actual amounts due to any one of the other Named Executive Officers on his termination of employment can only be determined at the time of his termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.

Accrued amounts (other than pension vesting enhancement as noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the 2007 Pension Benefits table on page 43 and the 2007 Nonqualified Deferred Compensation table on page 46. Vested stock options and stock appreciation rights are also excluded from this table. For these amounts, see the 2007 Outstanding Equity Awards at Fiscal Year-End table on page 40.

		Pension		Accelerated
		Vesting	Continuation of	Vesting or
	Cash Severance	Enhancement	Medical/Welfare	Payout of		Excise Tax	Total
Named Executive	(Base &	(Present	Benefits (Present	Equity		Gross-	Termination
Officer(1)	Bonus)(1)	Value)(2)	Value)(3)	Awards(4)		Up(5)	Benefits

Robert E. Rossiter
• Involuntary Termination (or for Good Reason) With Change in Control	$4,150,000	$0	$3,772,763	$5,222,738		$0	$13,145,501
• Involuntary Termination (or for Good Reason)	$4,150,000	$0	$46,237	$5,138,478		N/A	$9,334,715
• Retirement(6)	$0	$0	$0	$4,482,833		N/A	$4,482,833
• Voluntary Termination (or for Cause)	$0	$0	$0	$1,261,954	(7)	N/A	$1,261,954
• Disability	$2,500,000	$0	$0	$5,222,738		N/A	$7,722,738
• Death	$0	$0	$0	$5,222,738		N/A	$5,222,738
James H. Vandenberghe
• Involuntary Termination (or for Good Reason) With Change in Control	$2,775,000	$0	$1,231,269	$3,033,287		$0	$7,039,556
• Involuntary Termination (or for Good Reason)	$2,775,000	$0	$38,459	$2,979,835		N/A	$5,793,294
• Retirement(6)	$0	$0	$0	$2,851,755		N/A	$2,851,755
• Voluntary Termination (or for Cause)	$0	$0	$0	$917,424	(7)	N/A	$917,424
• Disability	$1,850,000	$0	$0	$3,033,287		N/A	$4,883,287
• Death	$0	$0	$0	$3,033,287		N/A	$3,033,287
Daniel A. Ninivaggi
• Involuntary Termination (or for Good Reason) With Change in Control	$2,190,000	$0	$18,585	$1,430,056		$1,008,608	$4,647,249
• Involuntary Termination (or for Good Reason)	$2,190,000	$0	$18,585	$1,296,540		N/A	$3,505,125
• Retirement(6)	N/A	N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0	$0	$0	$192,448	(7)	N/A	$192,448
• Disability	$1,550,000	$0	$0	$1,430,056		N/A	$2,980,056
• Death	$0	$0	$0	$1,430,056		N/A	$1,430,056

			Pension		Accelerated
			Vesting	Continuation of	Vesting or
	Cash Severance		Enhancement	Medical/Welfare	Payout of		Excise Tax	Total
Named Executive	(Base &		(Present	Benefits (Present	Equity		Gross-	Termination
Officer(1)	Bonus)(1)		Value)(2)	Value)(3)	Awards(4)		Up(5)	Benefits

James M. Brackenbury
• Involuntary Termination (or for Good Reason) With Change in Control	$1,382,000		$0	$19,424	$1,109,622		$0	$2,511,046
• Involuntary Termination (or for Good Reason)	$1,382,000		$0	$19,424	$1,017,041		N/A	$2,418,465
• Retirement(6)	N/A		N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0		$0	$0	$161,032	(7)	N/A	$161,032
• Disability	$1,100,000		$0	$0	$1,109,622		N/A	$2,209,622
• Death	$0		$0	$0	$1,109,622		N/A	$1,109,622
Raymond E. Scott
• Involuntary Termination (or for Good Reason) With Change in Control	$1,382,000		$244,577	$18,585	$1,329,399		$0	$2,974,561
• Involuntary Termination (or for Good Reason)	$1,382,000		$244,577	$18,585	$1,212,815		N/A	$2,857,977
• Retirement(6)	N/A		N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0		$0	$0	$339,981	(7)	N/A	$339,981
• Disability	$1,100,000		$0	$0	$1,329,399		N/A	$2,429,399
• Death	$0		$237,902	$0	$1,329,399		N/A	$1,567,301
Matthew J. Simoncini
• Involuntary Termination (or for Good Reason) With Change in Control	$1,390,000		$0	$16,657	$970,406		$671,693	$3,048,756
• Involuntary Termination (or for Good Reason)	$1,390,000		$0	$16,657	$860,366		N/A	$2,267,023
• Retirement(6)	N/A		N/A	N/A	N/A		N/A	N/A
• Voluntary Termination (or for Cause)	$0		$0	$0	$194,695	(7)	N/A	$194,695
• Disability	$1,150,000		$0	$0	$970,406		N/A	$2,120,406
• Death	$0		$60,331	$0	$970,406		N/A	$1,030,737
Douglas G. DelGrosso
• Involuntary Termination (or for Good Reason)	$3,527,720	(8)	$0	$19,157	$2,254,484		N/A	$5,801,361

(1)	Cash severance is paid in semi-monthly installments, without interest, through the severance period (which is generally two years), except that the installments otherwise payable in the first six months are paid in a lump sum on the date that is six months after the date of termination, to the extent required by Section 409A of the Internal Revenue Code. In addition to the amounts shown in the table, the executive will receive any accrued salary, bonus (including a prorated bonus based on actual performance in the event of death or termination without cause or for good reason or, in the event of termination upon disability, a full bonus for the year based on actual performance) and all other amounts to which he is entitled under the terms of any compensation or benefit plans of the Company upon termination for any reason. Mr. DelGrosso’s severance payment is paid in the following manner: 25% of the value of his severance payment was paid on the day after the six month anniversary of his termination and the remaining 75% of the value of his severance payment is paid in equal semi-monthly installments, without interest, beginning on the day after the six month anniversary of his termination and continuing through the end of the severance period.

(2)	Additional vesting credit is given during the severance period. Since Messrs. Rossiter, Vandenberghe, and Brackenbury are fully vested in their pension benefits, the vesting credit only affects the pension benefits of Mr. Scott. Messrs. Ninivaggi and Simoncini would not be fully vested in their pension benefits, even with the additional vesting credit.

(3)	Consists of continuation of health insurance, life insurance premium and imputed income amounts. Also includes the required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, which is as follows: Mr. Rossiter, $3,726,526 and Mr. Vandenberghe, $1,192,810. The Estate Preservation Plan provides for life insurance coverage payable following either the death of a participating executive or both the executive and his spouse, depending on the form of coverage. Upon the death of the executive (if a single life policy) or the second death of the insureds (if a dual life policy), the promised death benefit is provided, and any remaining economic value under the policy is paid to the Company. Messrs. Ninivaggi, Brackenbury, Scott, and Simoncini do not participate in the Estate Preservation Plan.

(4)	Represents (i) accelerated vesting of stock appreciation rights (aggregate difference between the grant price and the December 31, 2007 closing price of the Company’s common stock), restricted stock units (including related dividend equivalents), and performance shares, and (ii) accelerated payout of Management Stock Purchase Plan accounts (restricted stock units (including related dividend equivalents) credited based on salary and bonus deferrals). Payments under any of the plans of the Company that are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code are delayed by six months to the extent required by such provision. Accelerated portions of the restricted stock units and performance shares are valued based on the December 31, 2007 closing price of the Company’s common stock.

(5)	The Company has agreed to reimburse each executive for any excise taxes he is subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes.

(6)	The Company does not provide for enhanced early retirement benefits under its pension programs. As of December 31, 2007 only Mr. Rossiter and Mr. Vandenberghe were retirement-eligible.

(7)	Amounts attributable to the return of amounts deferred by the executive under the Management Stock Purchase Plan, as adjusted by the terms of the plan.

(8)	This amount includes a salary continuation amount of $119,129, a perquisite allowance payment of $142,744, and an amount equal to two times Mr. DelGrosso’s base salary and bonus (based on the highest annual bonus received during the period of two calendar years preceding termination, which was $462,500) of $2,775,000, and the additional 2007 bonus amount of $490,847 agreed to as part of his severance agreement. This amount does not include Mr. DelGrosso’s 2007 pro rata bonus of $804,153 for performance in 2007 prior to his termination.

Payments and benefits to a Named Executive Officer upon termination or a change in control of the Company are determined according to the terms of his employment agreement and equity or incentive awards and the Company’s compensation and incentive plans. The severance benefit payments set forth in the table and discussed below are generally available to the sixteen officers, including the Named Executive Officers, who currently have employment agreements with the Company. The amounts due to an executive upon his termination of employment depend largely on the circumstances of his termination, as described below.

Change in Control

The employment agreements do not provide benefits solely upon a change in control, but the Long-Term Stock Incentive Plan provides for accelerated vesting or payout of equity awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•	Stock options and stock appreciation rights become immediately exercisable and remain so throughout their entire term.

•	Restrictions on restricted stock units lapse.

•	A pro rata number of performance shares and performance units vest and pay out as of the date of the change in control. The amount is determined based on the length of time in the performance period that elapsed prior to the effective date of the change in control, assuming achievement of all relevant performance objectives at target levels. If the Compensation Committee determines that actual achievements are higher than target at the time of the change in control, the prorated payouts will be increased by extrapolating actual performance to the end of the performance period.

Upon a change in control, without termination, based on unvested awards outstanding as of December 31, 2007, the value of the accelerated vesting or payout for each of the Named Executive Officers is as follows: Mr. Rossiter, $5,222,738; Mr. Vandenberghe, $3,033,287; Mr. Ninivaggi, $1,430,056; Mr. Brackenbury, $1,109,622; Mr. Scott, $1,329,399; and Mr. Simoncini, $970,406. Of these amounts, the following portions are attributable to early payout of Management Stock Purchase Plan (“MSPP”) accounts, including amounts which were credited based on each executive’s salary and bonus deferrals: Mr. Rossiter, $1,426,685; Mr. Vandenberghe, $1,031,921; Mr. Ninivaggi, $223,442; Mr. Brackenbury, $181,910; Mr. Scott, $394,383; and Mr. Simoncini, $225,492.

In addition, upon a change in control, the Company’s obligation to maintain each executive’s life insurance coverage under the Lear Corporation Estate Preservation Plan becomes irrevocable and the executives are no longer required to pay premiums. The Company is also then required to fund an irrevocable “rabbi” trust to pay all projected premiums. The required payments to fund the guaranteed coverage under the Estate Preservation Plan, where applicable, is as follows: Mr. Rossiter, $3,726,526 and Mr. Vandenberghe, $1,192,810. Messrs. Ninivaggi, Brackenbury, Scott, and Simoncini do not participate in the Estate Preservation Plan. As described in the table above, Mr. Scott would receive an additional pension vesting credit valued at $244,577.

Under the Long-Term Stock Incentive Plan, subject to the exception stated below, a “change in control” will be deemed to have occurred as of the first day any one or more of the following paragraphs is satisfied:

(a) Any person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty percent (twenty-five percent for awards granted on or after November 1, 2006) of the combined voting power of the Company’s then outstanding securities.

(b) During any period of twenty-six consecutive months beginning on or after May 3, 2001, individuals who at the beginning of the period constituted the Board of Directors of the Company cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board of Directors. For this purpose, any new director whose election by the Board of Directors, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office, and who either were directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a director at the beginning of any twenty-six month period under consideration.

(c) The stockholders of the Company approve: (i) a plan of complete liquidation or dissolution of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (seventy-five percent for awards granted on or after November 1, 2006) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Even if one of the foregoing paragraphs is satisfied, however, there is no change in control unless or until it would be treated as such under Section 409A of the Internal Revenue Code to the extent such provision applies.

Payments Made Upon Involuntary Termination (or for “Good Reason”) With a Change in Control

An executive whose employment is involuntarily terminated without cause upon a change in control is entitled to the amounts he would receive upon the occurrence of either event, an involuntary termination (described below) or a change in control (described above). In addition, the Company will reimburse each executive for any excise taxes he becomes subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes.

Payments Made Upon Involuntary Termination (or for “Good Reason”)

Upon termination of employment by the executive for good reason (described below) or by the Company other than for cause or incapacity (each as defined in the employment agreement), the executive will receive base salary (at the higher of the rate in effect upon termination or the rate in effect 90 days prior to termination) through the date of termination, plus all other amounts owed under any compensation or benefit plans, including a bonus prorated for the portion of the performance period occurring prior to the date of termination. If the executive executes a release relating to his employment, he will also receive payments for a two-year severance period (one-year severance period in the event no release is executed) after the termination date equal to the sum of the base salary (at the highest rate received during the term of the agreement) and aggregate bonus he would have received for the same period (based on the highest annual bonus received during the period of two calendar years preceding the termination). In addition to the foregoing, (i) all outstanding equity-based awards and other benefits that are subject to time-based vesting criteria will continue to vest during the severance period and, following the conclusion of the severance period, remaining unvested awards and other benefits will vest on a pro rata basis, and (ii) all benefits that vest under compensation and benefit plans based on the satisfaction of specific performance measures will be paid to the executive after the end of the performance period on a pro rata basis, if and to the extent all relevant performance targets are actually achieved.

The restricted stock units that are not vested at the end of the severance period will become vested on a pro rata basis at that time. Stock options and stock appreciation rights that would vest during the severance period vest in full immediately upon termination, stock options and stock appreciation rights that would not otherwise vest by the end of the severance period vest on a prorated basis immediately upon termination, and become exercisable for 13 months following the date of termination (but not later than the date the stock option or stock appreciation right would otherwise expire). The executive will be entitled to receive payout with respect to his performance shares and performance units at the end of the cycle on a pro rata basis determined with reference to the number of full months of employment completed prior to termination.

For purposes of triggering the foregoing severance payments, the employment agreements define the term “good reason” as any of the following circumstances or events:

(a) Any reduction by the Company in the executive’s base salary or adverse change in the manner of computing his bonus, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company.

(b) The failure by the Company to pay or provide to the executive any amounts of base salary or bonus or any benefits which are due to him pursuant to the terms of the employment agreement, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to him any portion of an installment of deferred compensation due under any deferred compensation program of the Company.

(c) Except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide the executive with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which he was participating on the date the employment agreement was signed.

(d) Any material breach of the employment agreement by the Company.

(e) Following a change in control, transfer of the executive’s principal place of employment to a location fifty or more miles from its location immediately preceding the transfer.

In addition, for Messrs. Rossiter, Vandenberghe and Ninivaggi, the definition of “good reason” also includes a material adverse change in the executive’s responsibilities, position, reporting relationships, authority, or duties, except on a temporary basis while the executive is incapacitated.

The language in paragraphs (a) through (c) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company do not, however, apply to circumstances or events occurring in anticipation of, or within one year after, a change in control, as defined in the employment agreement. The definition of change in control is generally the same as the definition above, except that the relevant ownership percentage in paragraph (a) remains twenty percent, and the relevant voting power in paragraph

(c) remains eighty percent, even after November 1, 2006 and there is no exception for circumstances or events that are not treated as a change in control under Section 409A of the Internal Revenue Code.

In order for an executive to be treated as having good reason for his termination, he must provide a notice of termination to the Company within sixty days of the date he knew or should have known of the circumstances or events giving rise to the good reason. In addition, if the Company corrects the situation or the executive gives express written consent to it, he will not have good reason for termination.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates. If the termination is before March 15 of the first year of the period, any base salary he earned prior to his termination and elected to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the sum of the following:

(a) shares for a pro rata amount of the restricted stock units in his MSPP account, based on the portion of the three-year restriction period he was actually employed by the Company, and

(b) with respect to the remaining restricted stock units in his MSPP account, the lesser of the number of shares attributable to his actual deferred salary and bonus (based on the closing stock price on the date of termination), or the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

Payments Made Upon Retirement

The employment agreements do not distinguish between retirement and voluntary termination for other reasons, but under the Long-Term Stock Incentive Plan, an executive who retires with 10 or more years of service and who is age 55 or older (age 62 or older with respect to stock options) when he terminates is entitled to additional vesting credit. The executive will be entitled to receive the shares underlying the restricted stock units that would have vested if the date of termination had been 24 months later than it actually was. All of his stock options will immediately vest and his stock appreciation rights will immediately vest to the extent they would have vested if the date of termination had been 24 months later than it actually was. The executive’s vested stock options and stock appreciation rights will become exercisable for 13 months following date of termination (but not later than the date the stock options or stock appreciation rights would otherwise expire). With respect to the performance shares and performance units, the executive will be entitled to receive payout at the end of the relevant cycle on a pro rata basis (based on the number of full months of the performance period he completed prior to termination).

The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates. If the termination is before March 15 of the first year of the period, any base salary he earns prior to his termination and elects to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

Payments Made Upon Voluntary Termination (or for “Cause”)

An executive who voluntarily resigns or whose employment is terminated by the Company for cause (as defined in the employment agreement) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination. If an executive terminates voluntarily and has not completed 10 or more years of service and attained age 55 or older, he will be entitled to receive all of the shares underlying his vested restricted stock units, but all unvested restricted stock units (other than under the MSPP, as described below) will be forfeited. He will also have 30 days to exercise any vested stock appreciation right, but will immediately forfeit the right to exercise any stock option, whether or not vested. The executive will not be entitled to receive any payout with respect to his performance shares or performance units unless he has been continuously employed until the end of the performance cycle and the applicable performance goals have been met.

If an executive is terminated for cause (as defined in the Long-Term Stock Incentive Plan), he will forfeit all restricted stock units, stock options and stock appreciation rights. The executive will not be entitled to receive any payout with respect to his performance shares or performance units unless he has been continuously employed until the end of the performance cycle and the applicable performance goals have been met.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive’s employment terminates. If an executive’s employment terminates before March 15 of the first year of the restriction period, any base salary he earned prior to his termination and elected to defer under the MSPP will be paid in cash. If his employment terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the lesser of the number of shares attributable to his actual deferred salary and bonus (based on the closing stock price on the date of termination), or the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

Payments Made Upon Termination for Disability

Following termination of executive’s employment for disability, the executive will receive all compensation payable under the Company’s disability and medical plans. The Company will also pay him a supplemental amount so that the aggregate amount he receives from all sources equal, for the remainder of the year of his termination, his base salary at the rate in effect on the date of termination plus any bonus and other amounts he would have been entitled to if his employment had continued until the end of the calendar year. He will continue to receive payments of amounts due from the Company’s disability and medical plans, plus any supplemental payments necessary to ensure that the aggregate amount he receives, for two full years after the end of the calendar year in which he terminates, equals his base salary at the rate in effect on the date of termination. These payments will be made according to the terms of the plans and the Company’s normal payroll procedures. Any payments the executive receives more than two years after his date of termination will be made according to the terms of the retirement, insurance, and other compensation programs then in effect.

All of a disabled executive’s outstanding stock options and stock appreciation rights will immediately vest and become exercisable for 13 months following date of termination (but not later than the date the stock options or stock appreciation rights would otherwise expire). His performance shares and performance units will be paid out, but only for the portion of the three-year performance period he was actually employed (based on full months of employment) prior to his termination.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive terminates. If the termination is before March 15 of the first year of the period, any base salary he earns prior to his termination and elects to defer under the MSPP will simply be paid out in cash. If he terminates on March 15 of the first year of the period or later, he will receive the number of shares equal to the restricted stock units in his MSPP account at the time of his termination associated with actual salary and bonus deferrals.

Payments Made Upon Death

Following the death of the executive, we will pay to his estate or designated beneficiary a pro rata portion of any bonus earned prior to the date of death. His stock options and stock appreciation rights, if any, will immediately vest in full as of the date of death and may be exercised by the estate or designated beneficiary for 13 months following the date of death (but not later than the date the stock options or stock appreciation rights would otherwise expire). His performance shares and performance units will be paid out, but only for the portion of the three-year performance period he was actually employed (based on full months of employment) prior to his death.

The settlement from the MSPP will depend on how late into the three-year restriction period the executive dies. If he dies before March 15 of the first year of the period, any base salary he earns prior to his death and elects to defer under the MSPP will simply be paid out in cash. If he dies on March 15 of the first year of the period or later, his estate or designated beneficiary will receive the number of shares equal to the restricted stock units in his MSPP account at the time of his death associated with actual salary and bonus deferrals.

The payments described above will be paid in a lump sum as soon as administratively practicable following the executive’s death.

Conditions and Obligations of the Executive

Each executive who has entered into an employment agreement with the Company is obligated to:

•	comply with confidentiality, non-competition and non-solicitation covenants during employment;

•	except as described below for Messrs. Rossiter and Vandenberghe, comply with non-competition and non-solicitation covenants for one year after the date of termination (extended to two years in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	in order to receive two years of severance payments due under the employment agreement, sign a general release relating to his employment (applies only in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•	return data and materials relating to the business of the Company in his possession;

•	make himself reasonably available to the Company to respond to periodic requests for information regarding the Company or his employment; and

•	cooperate with litigation matters or investigations as the Company deems necessary.

In accordance with Mr. Rossiter’s new employment agreement dated November 15, 2007, Mr. Rossiter agreed to comply with non-competition and non-solicitation covenants for two years after his termination date or, if later, two years after the end of his consulting period. Pursuant to Mr. Vandenberghe’s consulting agreement that is effective May 31, 2008, Mr. Vandenberghe agreed to be bound by the restrictive covenants set forth in his employment agreement for two years after the end of his consulting period.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The following persons served on our Compensation Committee during 2007: Messrs. Mallett, McCurdy, Parrott, Spalding and Wallman. No member of the Compensation Committee was, during the fiscal year ended December 31, 2007, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information contained in this report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee of Lear Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

David P. Spalding, Chairman
Conrad L. Mallett, Jr.
Larry W. McCurdy
Roy E. Parrott
Richard F. Wallman

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. McCurdy, Stern, Wallace and Wallman, each a non-employee director, and operates under a written charter which was last amended by our Board in November 2004. Our Board has determined that all members of the Audit Committee are independent as defined in the New York Stock Exchange listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the report of management and the opinion thereon of Ernst & Young LLP, Lear’s independent registered public accounting firm for the year ended December 31, 2007, regarding Lear’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees) which include, among other items, matters related to the conduct of the audit of Lear’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from Lear and its related entities) and has discussed with Ernst & Young LLP its independence from Lear.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Lear’s audited financial statements be included in Lear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and filed with the United States Securities and Exchange Commission on February 15, 2008.

This report is submitted by Messrs. McCurdy, Stern, Wallace and Wallman, being all of the members of the Audit Committee.

Henry D.G. Wallace, Chairman
Larry W. McCurdy
James A. Stern
Richard F. Wallman

FEES OF INDEPENDENT ACCOUNTANTS

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2007, Lear retained Ernst & Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2007. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2007 and 2006.

In order to assure that the provision of audit and non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit.

The Audit Committee has adopted policies regarding the Company’s ability to hire employees, former employees and certain relatives of employees of the Company’s independent accountants.

During 2007 and 2006, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year Ended December 31,
	2007	2006

Audit fees(1)	$8,883,000	$9,832,000
Audit-related fees(2)	472,000	763,000
Tax fees(3)	2,010,000	1,978,000
All other fees	—	—

(1)	Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, international statutory audits, services related to the divestiture of our interior business and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees in 2007 include services related to the audits of U.S. and Canadian employee benefit plans and accounting consultations related to the proposed merger transaction with a subsidiary of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.). Audit related fees in 2006 include services related to the audits of U.S. and Canadian employee benefit plans and audit procedures on the North American interior business financial statements.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.

All of the audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have established a written policy that has been broadly disseminated within Lear regarding commercial transactions with related parties. This policy assists Lear in identifying, reviewing, monitoring and, as necessary, approving commercial transactions with related parties. The policy requires that any transaction, or series of transactions, with related party vendors in excess of $500,000, whether undertaken in or outside the ordinary course of our business, are presented to the Audit Committee for approval.

Lear has implemented various procedures to ensure compliance with its related party transaction policy. For example, Lear’s standard purchasing terms and conditions require vendors to advise Lear upon any such vendor becoming aware of certain directors, employees or stockholders of the vendor being affiliated with a director or officer (or immediate family member of either) of Lear or its subsidiaries. This requirement applies if such person is involved in the vendor’s relationship with Lear or if such person receives any direct or indirect compensation or benefit based on that relationship. Company policy prohibits Lear employees from simultaneously working for any customer or vendor of Lear.

Each year, we circulate conflict of interest questionnaires to all our directors, members of senior management, purchasing personnel and certain other employees. Based on the results of these questionnaires, the legal department reports all known transactions or relationships with related persons to, among others, our Chief Accounting Officer. The Chief Accounting Officer then ensures that all vendors identified as related party vendors are entered into a centralized payables system (“CPS”) in North America. Payments to such vendors in North America are then processed through CPS. A list of known related party vendors is periodically circulated to directors, executive officers and certain other employees for updating.

At least twice per year, the Chief Accounting Officer reports to the Director of Internal Audit on related party relationships, including those with customers, as well as the amount of business performed between Lear and each related party vendor during the preceding six months, year-to-date and for the preceding fiscal year. At least annually, the Director of Internal Audit prepares an audit plan for reviewing significant transactions with related parties and reports such audit plan and the results to the Audit Committee. The Audit Committee also receives a summary of all significant transactions with related party vendors at least annually.

In connection with any required Audit Committee approval, a member of our senior management must represent to the Audit Committee that the related party vendor at issue has been held to the same standards as unaffiliated third parties. Audit Committee members having (or having an immediate family member that has) a direct or indirect interest in the transaction, must recuse himself/herself from consideration of the transaction.

The Chief Accounting Officer, General Counsel and Director of Internal Audit meet at least twice per year to confirm the adequate monitoring and reporting of related person transactions. The Chief Accounting Officer then reports on such monitoring and disclosure at least annually to the Audit Committee, which in turn reports to the full Board regarding its review and approval of related person transactions.

During 2007, our related party transaction policy and practices required the review by the Audit Committee of business transactions with the entities affiliated with immediate family members of Robert E. Rossiter, our Chairman, Chief Executive Officer and President, as well as affiliates of Vincent J. Intrieri, a member of our Board, which transactions are described in more detail below under “— Certain Transactions.”

With respect to the employment of related parties, Lear has adopted a written policy that has been broadly disseminated within Lear regarding the employment of immediate family members of Lear’s directors and executive officers. The policy does not prohibit such employment, but rather requires the identification, monitoring and review of such employment relationships by Lear’s human resources department and the Compensation Committee of the Board.

Pursuant to this policy, we have adopted procedures which assist us in identifying and reviewing such employment relationships. Each year, our directors and executive officers provide the Company with the names of their immediate family members who are employed by the Company. All employment decisions regarding these family members, including but not limited to changes in compensation and job title, are reviewed prior to the action and compiled in a report to assure related parties are held to the same employment standards as non-affiliated employees or parties. Our human resources department then reviews employment files and reports annually to the Compensation Committee of the Board with respect to related persons employed by Lear. The Compensation Committee then reports such relationships to the full Board.

During 2007, these procedures resulted in the review by the Compensation Committee of the employment relationships set forth below under “— Certain Transactions.”

In addition, the Company’s Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company. Also, another written policy prohibits any employee from having any involvement in employment and compensation decisions regarding any of his or her family members that are employed by the Company.

Certain Transactions

Terrence Kittleson, a brother-in-law of Lear’s Chairman, Chief Executive Officer and President, Robert E. Rossiter, is employed by CB Richard Ellis (formerly Trammell Crow Company) as an Executive Vice President. CB Richard Ellis provides Lear with real estate brokerage as well as property and project management services. In 2007, Lear paid approximately $2,500,000 to CB Richard Ellis for these services. Lear has engaged CB Richard Ellis in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.

Scott Ratsos, a Vice President of Engineering in Lear’s Seating Systems Division, is a son-in-law of Robert E. Rossiter, Lear’s Chairman, Chief Executive Officer and President. In 2007, Mr. Ratsos was paid approximately $260,000, which included payments relating to the vesting of a prior year’s grant of RSUs of approximately $21,000 and payments relating to prior deferrals under Lear’s Management Stock Purchase Plan of approximately $18,000. Mr. Ratsos also received 840 restricted stock units, 2,520 stock appreciation rights and 720 cash-settled performance units in 2007.

Brian Rossiter, a brother of Lear’s Chairman, Chief Executive Officer and President, Robert E. Rossiter, owns an entity that has represented Center Manufacturing in the sale of automotive products to Lear. In 2007, Lear paid approximately $10,100,000 for tooling, steel stampings and assemblies that it purchased from Center Manufacturing. The entity owned by Brian Rossiter received a commission with respect to a portion of these sales at customary rates. Lear made its purchases from Center Manufacturing in the ordinary course of its business and in accordance with its normal sourcing procedures for these types of products.

Brian T. Rossiter, a Platform Director in Lear’s Seating Systems Division, is the son of Robert E. Rossiter, Lear’s Chairman, Chief Executive Officer and President. In 2007, Brian T. Rossiter was paid approximately $137,000, which included payments relating to an international assignment of $500, which were more than offset by net tax reimbursements of approximately $1,000 paid by Mr. Rossiter to Lear, and payments relating to the vesting of a prior year’s grant of RSUs of approximately $4,000. Mr. Rossiter also received 88 restricted stock units, 264 stock appreciation rights and 75 cash settled performance units in 2007.

Jayme Rossiter, a sister-in-law of Robert E. Rossiter, Lear’s Chairman, Chief Executive Officer and President, has an ownership interest in Elite Support Management Group, LLC. In 2007, Lear paid approximately $520,000 to Elite Support for the provision of information technology temporary support personnel. Lear engaged Elite Support to provide these services in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.

Terrence Rossiter, a brother of Lear’s Chairman, Chief Executive Officer and President, Robert E. Rossiter, has been employed as a computer equipment salesperson by Sequoia Services Group (“Sequoia”), a subsidiary of Analysts International, since 1994. Sequoia has provided equipment and contract services to Lear since 1991. In 2007, Lear paid approximately $5,300,000 to Sequoia for the purchase of computer equipment and for computer-related services. Terrence Rossiter was not involved in the provision of computer-related services to Lear. Lear purchased this equipment and these services in the ordinary course of its business and in accordance with its normal sourcing procedures for equipment, software and services of these types.

Patrick VandenBoom, an Information Technology Director for Lear, is the brother-in-law of James H. Vandenberghe, Lear’s Vice Chairman. In 2007, Mr. VandenBoom was paid approximately $196,000, which included payments relating to the vesting of a prior year’s grant of RSUs of approximately $13,000. Mr. VandenBoom also received 262 restricted stock units, 789 stock appreciation rights and 225 cash-settled performance units in 2007.

Affiliates of Carl C. Icahn own a controlling interest in Federal-Mogul Corporation, and Vincent J. Intrieri, a member of our Board, also serves as a director of Federal-Mogul Corporation. Additionally, James H. Vandenberghe, our Vice Chairman, has been a director of Federal-Mogul Corporation since February 2008. Certain affiliates of Mr. Icahn also own approximately 16.0% of our outstanding common stock. In 2007, Lear paid Federal-Mogul Corporation approximately $13,100,000 for various goods. Lear made its purchases from Federal-Mogul Corporation in the ordinary course of its business and in accordance with its normal sourcing procedures for these types of goods, including competitive bidding.

Mr. Intrieri also is a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises, L.P. (formerly known as American Real Estate Partners, L.P.), which is owned by an affiliate of Carl C. Icahn. Certain affiliates of Mr. Icahn also own approximately 16.0% of our outstanding common stock. In 2007, Lear paid a subsidiary of Icahn Enterprises, L.P. $25,000,000, which consisted of $12,500,000 in cash, less certain expenses, and $12,500,000 in Lear common stock, in connection with the termination of the merger agreement between Lear and subsidiaries of Icahn Enterprises, L.P. The merger agreement and amounts paid in connection with the termination thereof were negotiated on an arm’s-length basis, and Mr. Intrieri recused himself from participation in Lear’s discussions and negotiations with respect to the merger agreement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008. A proposal will be presented at the meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lear and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2008.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSAL

(PROPOSAL NO. 3)

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has indicated to us that he has continuously held no less than 100 shares of our common stock since July 1, 2006 and that he will continue to hold a minimum required stock value until after the date of the 2008 Annual Meeting. Mr. Chevedden has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy regulations, the proposed resolution and supporting statement, for which the Company accepts no responsibility, are set forth below.

3 — Adopt Simple Majority Vote

RESOLVED, Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and By-laws. This includes any special solicitations needed for adoption.

Simple majority vote won a remarkable 72% yes-vote average at 24 major companies in 2007. The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting.

Currently a 1%-minority can still frustrate the will of our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

•	A 67% shareholder vote was required to make certain key changes — Entrenchment concern.

•	A 67% shareholder vote was required to change one of our bylaws, which allow our entire board have one lonely director.

•	Mr. McCurdy, arguably a “fig leaf” Lead Director and additionally Chairman of our key Audit Committee had 19-years director tenure — Independence concern.

•	Furthermore Mr. McCurdy accumulated only 2,000 shares after 19 years — Commitment concern.

•	Our 4-member Audit Committee had two members with 16 to 19 years tenure — Independence concern.

•	Management failed to disclose the number of board meetings.

•	We had no shareholder right to:

1) Cumulative voting.

2) Call a special meeting.

3) A majority vote standard in electing our directors.

•	Thus future shareholder proposals on the above topics could obtain significant support.

Additionally:

•	Four directors owned from zero to 1000 shares — Commitment concern:

Mr. Intrieri (zero)

Mr. Mallett

Mr. Fry

Mr. Wallace

•	And three other directors each owned 1,500 to 3,300 shares.

•	Three directors were held from 4 or 5 director seats each — Over-extension concern:

Mr. Wallman, who retired from regular employment while in his early 50’s

Mr. Intrieri

Mr. Wallace

•	These directors received significant withheld votes of 16% to 20% in 2007:

Mr. McCurdy

Mr. Wallman

Mr. Parrott

•	Mr. Wallman and Mr. Wallace were designated “Accelerated Vesting” directors due to service on a board that sped up stock option vesting.

•	Mr. Parrott and Mr. Spalding had non-director links to our company — Independence concern.

•	Two directors also served on boards rated “D” by The Corporate Library:

1) Mr. Wallman Ariba, Inc. (ARBA)

2) Mr. Intrieri American Railcar (ARII)

•	Our Company will take 3-years to transition to annual election of each director — when the transition could be completed in one-year.

The above concerns show there is need for improvement and reinforces the reason to encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote —
Yes on 3

Board of Directors’ Statements Regarding Proposal No. 3

All but one of the members of our Board voted to recommend that stockholders reject the foregoing proposal. The statement of our Board in opposition to the proposal is set forth below in “— Board of Directors’ Statement in Opposition to Proposal No. 3.” Mr. Vincent J. Intrieri voted to recommend that stockholders adopt the foregoing proposal. His statement in support of the proposal is set forth below in “— Statement of Vincent J. Intrieri Regarding Proposal No. 3.”

Board of Directors’ Statement in Opposition to Proposal No. 3

The Board recommends a vote “AGAINST” the foregoing stockholder proposal because it believes that the proposal is not in the best interests of Lear or its stockholders.

The proposal is asking the Board to take all steps necessary “to fully adopt simple majority vote requirements” in Lear’s Certificate of Incorporation and By-laws. Lear’s governing documents contain only one supermajority voting provision. Namely, the Company’s By-laws require approval by the holders of 66 2/3 percent of the outstanding capital stock entitled to vote thereon in order to amend a limited number of provisions in the By-laws, relating to the following: (1) the removal of directors without cause; (2) board vacancies; (3) procedures for special stockholder meetings; and (4) the size of the Board of Directors. Any other provision in the By-laws, other than the amendment provision itself, may be amended by a majority vote of the stockholders.

The Board of Directors believes that meaningful stockholder participation is critical to the Company’s long-term success. The Board believes, however, that there are important reasons for requiring a broad consensus of the stockholders to amend certain fundamental governance provisions in the Company’s By-laws. The amendment provision protects all stockholders against the self-interested actions of a few large investors. For example, if this stockholder proposal were implemented it may become possible for a small number of very large stockholders, whose interests diverge from those of our other stockholders, to approve an amendment and change the size or composition of the current Board. Lear’s current stockholder-elected Board has a duty to act on a fully informed basis and in the best interests of all stockholders.

The provisions subject to the 66 2/3 percent stockholder vote requirement were carefully identified to require a higher threshold than a mere majority for a group of stockholders to obtain effective control of Lear. Given our concentrated stockholder base and the ability of our stockholders to take action by written consent, a few large stockholders owning a majority of our outstanding shares could amend these core governance provisions of our By-laws and obtain control of Lear’s Board, by giving Lear and our other stockholders only minimal prior notice and little opportunity for input with respect to the actions. Lear’s Board believes that Lear and its stockholders should be far more deliberate prior to taking such actions and that any such actions, in the absence of overwhelming stockholder support, should be taken only with the involvement of Lear’s existing Board.

Lear’s Board has a strong history of listening to the concerns of stockholders. Over the past several years, the Board has approved the redemption of the Company’s shareholder rights plan and declassified the Board in response to stockholder proposals. The Board has also implemented suggestions in several other areas to improve the Company’s corporate governance policies. However, the Board believes it has an important role in fundamental corporate matters, including potential “change in control” transactions. The supermajority vote requirement in the By-laws is critical to preserving that role. In particular, “change in control” transactions can have extremely significant consequences. For example, the replacement of a majority of our directors without Board approval or other change in control events would trigger defaults or termination rights under certain of our debt agreements and customer contracts. Such actions could also accelerate funding obligations or materially impact our commercial relationships. These consequences could be extremely destructive to stockholder value. In addition, Lear operates in a volatile industry and its stock price may not always reflect the long-term value of the Company. In the Board’s view, it is important that the matters covered by the supermajority vote requirements in the By-laws require Board involvement and concurrence, absent overwhelming stockholder support, to ensure that the implications of any proposed action are considered in a deliberative process focused on the long-term interests of all stockholders.

In addition, one of the provisions of the Company’s By-laws that is subject to a supermajority vote requirement, the removal of directors without cause, has been addressed with prior action by our Board. In July 2007, the Board amended this provision to provide that, from and after the 2010 annual meeting of stockholders, any director or the entire Board may be removed, with or without cause, by a majority vote of shares entitled to vote at an election of directors. This change to the By-laws becomes effective on the date on which all Board members will begin to stand for election on an annual basis.

Lear’s Board appreciates the automotive industry’s challenging environment and is overseeing management’s efforts to maximize the long-term value to our stockholders. The Board believes that it has a record of acting in the best interests of Lear’s stockholders. Recognizing the fundamental restructuring the automotive industry is currently undergoing, the Company has undertaken a number of difficult initiatives, including aggressively restructuring Lear’s production capacity to lower costs and align capacity with customer demands, growing Lear’s sales in foreign markets and divesting non-core businesses. Given this record and the challenging industry environment, the Board believes it is in its stockholders’ best interests not to take any actions which could facilitate a group of stockholders acquiring control of Lear without the active involvement of the Board and a deliberative process. The Board believes its involvement in any such process is essential to assuring that Lear’s long-term prospects are realized.

The Board also believes that the “simple majority” stockholder proposal is vague and overbroad. The stockholder proposal seems to relate to any issue that can be subject to stockholder vote, by proposing that the Company “fully adopt simple majority vote requirements in our Charter and By-laws.” For example, it is unclear to the Board whether this proposal would apply to director elections, which currently have voting requirements based on neither simple majority nor supermajority. Adoption of the stockholder proposal would also impose an across-the-board, one-size-fits-all majority vote requirement in relation to matters the Company voluntarily elects to submit to stockholder vote, though no law or stock exchange regulation required it to do so and notwithstanding the possibility that a different voting standard might be, in light of facts or circumstances then existing, in the best interests of the Company or its stockholders.

Moreover, the stockholder proposal provides no definition or reference in its use of the term “simple majority.” It may be referring to (1) a majority of outstanding shares, (2) a majority of shares represented at the meeting, (3) a majority of shares voting on a particular matter or (4) some other calculation. Thus, any interpretation and implementation by the Company of the stockholder proposal could subject the Company to assertions that it had misinterpreted the intent of the stockholder proposal.

Finally, the Board also disagrees with the characterization of Lear’s corporate governance set forth in the proposal. Lear has an independent, active and effective Board of Directors committed to the highest quality of corporate governance. We encourage you to refer to and read the section of this Proxy Statement entitled “Corporate Governance” for more information about our corporate governance policies and practices.

For all of these reasons, we urge you to vote against this stockholder proposal.

Statement of Vincent J. Intrieri Regarding Proposal No. 3

Vincent J. Intrieri voted against the Board’s recommendation “AGAINST” the foregoing stockholder proposal. Mr. Intrieri requested that the following statement be included in the proxy in connection with his vote on the stockholder proposal: “I did not vote in favor of the 2007 Majority Vote Proposal because I had concerns, and continue to have concerns, over possible disruption to Lear’s business in the event that a large number of incumbent directors are not re-elected and must tender their resignations. However, a majority of the outstanding shares were voted in favor of that proposal last year. In light of that fact and my general belief that boards should not frustrate the will of a shareholder majority, I decided to vote to recommend that stockholders approve the Simple Majority Vote Stockholder Proposal this year. This vote should not be construed as a criticism of Lear’s board or management. To the contrary, I feel that Lear is far ahead of most companies on corporate governance matters, as evidenced by the following factors which demonstrate the Board’s commitment to shareholder-friendly practices: (1) the fact that the Board recommended last year that stockholders approve amendments to Lear’s charter in order to eliminate the classified structure of the Board over a three-year period; (2) the fact that the Board voted in 2004 to terminate Lear’s shareholder rights plan, commonly known as a “poison pill”; and (3) the fact that Lear’s charter documents do not prevent shareholders from taking action without a meeting by written consent.”

YOUR BOARD RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
AGAINST THE PROPOSAL
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2009 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of their proposal to us so that we receive it no later than November 16, 2008. Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2009 other than pursuant to Rule 14a-8 must comply with the notice provisions in our by-laws. The notice provisions in our by-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2009, proper notice of the proposal be received by us not less than 120 days or more than 150 days prior to the first anniversary of the mailing date of this proxy statement. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

If two or more stockholders sharing the same address are receiving multiple copies of the Notice, our annual report and proxy statement and wish to receive only one copy, such stockholders may notify their broker if their shares are held in a brokerage account or may notify us if they hold registered shares. Such registered stockholders may notify us by sending a written request to Lear Corporation, Investor Relations, 21557 Telegraph Road, Southfield, Michigan 48033.

Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the Form 10-K Annual Report for 2007 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 14, 2008, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Terrence B. Larkin, Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033.

By Order of the Board of Directors,

Terrence B. Larkin
Senior Vice President, General Counsel
and Corporate Secretary

Appendix A

Director Independence Guidelines

The NYSE Listing Requirements require that the Board consist of a majority of independent directors and that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee be independent. To be considered independent under the NYSE Listing Requirements, the Board must determine that a director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established these guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, each of the following relationships (unless required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) shall be deemed immaterial so that a director who satisfies the specific independence criteria in the NYSE Listing Requirements will not be considered to have a material relationship with the Company solely as a result of any such relationship:

(1) the director, or his or her immediate family member1, is affiliated with an entity with which the Company does business, unless the amount of purchases or sales of goods and services from or to the Company, in any of the three fiscal years preceding the determination and for which financial statements are available, has exceeded 1% of the consolidated gross revenues of such entity;

(2) the director, or his or her immediate family member, serves as a trustee, director, officer or employee of a foundation, university, non-profit organization or tax-exempt entity to which the Company has made a donation, unless the Company’s aggregate annual donations to the organization, in any of the three fiscal years preceding the determination and for which financial statements are available, have exceeded the greater of $250,000 or 1% of that organization’s consolidated gross revenues;

(3) the director, or his or her immediate family member, is a director, officer or employee of an entity with which the Company or any officer of the Company has a banking or investment relationship, unless (x) the amount involved, in any of the three fiscal years preceding the determination, exceeds the lesser of $1 million or 1% of such entity’s total deposits or investments or (y) such banking or investment relationship is on terms and conditions that are not substantially similar to those available to an unaffiliated third party; or

(4) the director or his or her immediate family member is an officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed 2% of the other company’s total consolidated assets as of the end of the fiscal year immediately preceding the date of determination and for which financial statements are available.

In addition, as required by our Audit Committee Charter, Audit Committee members must also satisfy the independence requirements of Section l0A of the Securities Exchange Act of 1934.

The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship of the type described in items (1) through (4) above that fails to satisfy any of the criteria in items (1) through (4) above is not independent. If a director has a relationship that fails to satisfy any of the criteria set forth in items (1) through (4) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance with applicable law and stock exchange listing requirements. The Company intends for the foregoing guidelines to comply with both the NYSE Listing Requirements in effect as of the date of adoption of these guidelines and as such NYSE Listing Requirements are proposed to be amended (as such proposed amendments were filed by the NYSE with the SEC on November 23, 2005.)

1 As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than any domestic employee) who shares such person’s home; provided, however, that “immediate family member” shall exclude stepchildren that do not share a stepparent’s home, or the in-laws of such stepchildren. Upon death, incapacity, legal separation or divorce, a person shall cease to be an immediate family member.

A-1

LEAR CORPORATION
ATTN: INVESTOR RELATIONS
21557 TELEGRAPH ROAD
SOUTHFIELD, MICHIGAN 48033
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 7, 2008. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Lear Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 7, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Complete, sign and date your proxy card and return it in the postage-paid envelope provided with any printed copies of our proxy materials or return it to Lear Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LEARC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LEAR CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND “AGAINST” PROPOSAL NO. 3.

1.	Election of Directors Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) Vincent J. Intrieri	☐	☐	☐
02) Conrad L. Mallett, Jr.
03) Robert E. Rossiter

		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as Lear Corporation’s independent registered public accounting firm for 2008.	☐	☐	☐

3.	Stockholder proposal to adopt simple majority vote standards	☐	☐	☐

For address changes and/or comments, please check this box			☐
and write them on the back where indicated.

Please indicate if you plan to attend this meeting.	Yes	No
	☐	☐

If you plan to vote by mail, please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an attorney, executor, administrator, trustee, guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of his or her authority.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET
LEAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2008 AT 10:00 A.M. (EASTERN TIME)
LEAR CORPORATION’S CORPORATE HEADQUARTERS
21557 TELEGRAPH ROAD
SOUTHFIELD, MICHIGAN 48033
ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS
Dear Stockholder:
     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. (Eastern Time) on May 8, 2008 at the Company’s Corporate Headquarters located at 21557 Telegraph Road, Southfield, Michigan 48033.
     To be sure that your vote is counted, we urge you to properly vote by Internet, phone or by completing, signing and returning the proxy/voting instruction card below. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your proxy by Internet, phone or mail will aid the Company in reducing the expense of additional proxy solicitation.
     In order to assist the Company in preparing for the Meeting, please indicate in item 4 on the proxy whether you currently plan to attend the Meeting.
     If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and up to two of your guests.
Important Notice Regarding Internet Availability of Proxy Materials for the Lear Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

LEAR CORPORATION
PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 8, 2008 or any adjournment or postponement thereof (the “Meeting”).
The undersigned appoints Daniel A. Ninivaggi and Terrence B. Larkin, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees in proposal 1, FOR proposal 2 and AGAINST proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

LEAR CORPORATION
c/o Broadridge
51 Mercedes Way
Edgewood, New York 11717